UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Sapient Corporation

(Name of Registrant as Specified In Its Charter)

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April 28, 2014

Dear Stockholder,

I am pleased to invite you to join me, our Board of Directors and members of management at Sapient Corporation’s 2014 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 28, 2014, at 9:00 a.m. (local time) at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116 for the following purposes:

One:	To elect the ten director nominees named in the accompanying proxy statement to serve on our Board of Directors until our 2015 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

Three:	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe how you may participate in our Annual Meeting, whether or not in person, and include the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2014 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013 are available via the Internet at www.proxyvote.com.

Thank you for your continued trust and for your investment in our business. I look forward to seeing you in Boston on May 28.

Alan J. Herrick
Co-Chairman of the Board of Directors,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts 02116 on Wednesday, May 28, 2014, at 9:00 a.m. (local time), for the following purposes:

One:	To elect the ten director nominees named in the accompanying proxy statement to serve on our Board of Directors until our 2015 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

Three:	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

The stockholders will also act on any additional business that may properly come before the Annual Meeting.

The record date for the Annual Meeting is Monday, April 21, 2014. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be considered when the meeting is resumed.

Your vote is important and is being solicited by our Board of Directors. Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2014 Proxy Statement attached to this Notice. Please note that these proxy materials and our 2013 Annual Report on Form 10-K (our “Annual Report”) are also available to stockholders via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and Secretary

Boston, Massachusetts

April 28, 2014

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about April 28, 2014. A complete set of these proxy materials is available on the Internet at www.proxyvote.com.

PROXY STATEMENT

For the 2014 Annual Meeting of Stockholders

To Be Held on May  28, 2014

INFORMATION ABOUT THE ANNUAL MEETING

Questions and Answers

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or voting instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2013 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our” and to the Board of Directors of Sapient Corporation as “Board of Directors” and “Board.” Our principal executive offices are located at 131 Dartmouth Street, Boston, Massachusetts 02116. Our telephone number is (617) 621-0200. The Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement, and a proxy card were distributed to stockholders beginning on or about April 25, 2014.

What proposals are being considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on three proposals. The proposals are:

•	Proposal No. 1: To elect the ten director nominees named in this Proxy Statement to serve on our Board of Directors until our 2015 Annual Meeting of Stockholders;

•	Proposal No. 2: To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	Proposal No. 3: To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the ten director nominees (Proposal No. 1);

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year (Proposal No. 2); and

•	“FOR” our named executive officer compensation (Proposal No. 3).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 21, 2014, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee (each, a “broker”), then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your broker. For purposes of voting at the Annual Meeting, the broker holding your account is considered the record holder, but as a beneficial owner you have the right to direct your broker as to how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting, but you may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your broker. To vote your shares in person at the Annual Meeting, you must present the following items to the Secretary of the Company before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock you owned as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

•	Stockholders of record are requested to submit a proxy by telephone at (800) 690-6903 or Internet at www.proxyvote.com, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners should submit voting instructions to their broker via telephone, Internet, or as otherwise specified on the voting instruction form provided by the broker.

If you vote by telephone or the Internet, you do not need to return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

May I change my vote after submitting my proxy or voting instruction form?

•	If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting. To revoke a proxy, you can (i) send a written revocation to the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116, (ii) send a duly executed proxy bearing a later date, (iii) if you voted by telephone or the Internet, change your vote with a timely and valid later telephone or Internet vote, or (iv) appear in person and vote by ballot at the Annual Meeting.

•	Any stockholder of record attending the Annual Meeting may vote in person, whether or not the stockholder has previously submitted a proxy. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth on the voting instruction form provided by your broker.

How many votes are needed to approve the proposals?

•	Proposal No. 1: In uncontested elections of directors (i.e., an election in which the number of nominees for director is not greater than the number to be elected, which is the case for this Annual Meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “FOR” that nominee must exceed the votes cast “AGAINST” that nominee. An abstention does not count as a vote cast. A broker holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.

•	Proposal No. 2: The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required to ratify the selection of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the ratification of the independent auditors is considered to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

•	Proposal No. 3: The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against this proposal. A broker holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation. While this advisory vote is required by law, it is not binding on the Company or the Board of Directors. However, the Compensation Committee of the Board of Directors (the “Compensation Committee”) and our Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

•	Other proposals: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this Proxy Statement, we do not anticipate that any other matters will be raised at the meeting.

What is a “broker non-vote”?

A “broker non-vote” is a proxy submitted by a broker for a matter over which the broker does not have discretionary voting power and for which such broker has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. While brokers may use their discretion to vote on routine matters where the beneficial owner has not provided instructions, neither the election of directors nor the advisory vote on compensation paid to our named executive officers is deemed a “routine” matter. Of the proposals to be acted upon at the Annual Meeting, only the ratification of auditors is considered to be a routine matter. Therefore, if you do not give your broker voting instructions, your shares will not be voted as to any proposal at the Annual Meeting other than the ratification of auditors. If you have questions about broker non-votes or the voting process generally, please contact your broker or visit the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov/spotlight/proxymatters.shtml.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present or represented. A quorum of stockholders will be deemed present or represented if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of achieving a quorum, abstentions (when you submit a proxy but affirmatively choose to not vote on one or more proposals) and “broker non-votes” will be counted as present.

As of the close of business on the record date, 141,758,181 shares of our common stock were outstanding and entitled to vote. For a quorum to exist, at least 70,879,091 shares must be present or represented by proxy at our Annual Meeting. Our common stock is our only class of securities outstanding. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on May 28, 2014

This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to: Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

Electronic Delivery of Future Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications, such as our Proxy Statement and Annual Report, as soon as they become available and may vote via the Internet on matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To sign up for electronic delivery of future mailings, visit www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website. If you have any questions about electronic delivery, please contact our Investor Relations department at the mail or e-mail address listed above.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Sapient participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the mail or e-mail address listed above or call us at (617) 621-0200. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your broker or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

In accordance with the recommendation of our Governance & Nominating Committee, the Board of Directors has nominated James M. Benson, Jerry A. Greenberg, Alan J. Herrick, Silvia Lagnado, J. Stuart Moore, Robert L. Rosen, Eva M. Sage-Gavin, Ashok Shah, Vijay Singal and Curtis R. Welling, each of whom currently serves as a director of the Company, for election as directors (collectively, the “director nominees”).

If elected, each director nominee will serve as a director until our 2015 Annual Meeting of Stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each director nominee has indicated willingness to stand for election and serve as a member of our Board of Directors, if elected. However, if any director nominee should be unwilling or unable to stand for election, the person acting as proxy may vote your proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

The number of directors constituting the Board of Directors is fixed at eleven, and we currently have eleven directors on our Board: the ten director nominees and Hermann Buerger, chairman of the Audit Committee and member of the Governance & Nominating Committee. Pursuant to the Board’s retirement policy, Mr. Buerger will not stand for re-election at the Annual Meeting. Mr. Buerger will continue to serve on the Board until his retirement at the expiration of his current term. At such time, the Board of Directors will reduce the number of directors constituting the Board of Directors to ten. Accordingly, the persons named in the provided proxy card cannot vote for a greater number of persons than the ten director nominees.

Vote Required

Our Amended and Restated Bylaws (“Bylaws”) provide that, in uncontested elections of directors (as is the case for this Annual Meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “FOR” that nominee must exceed the votes cast “AGAINST” that nominee. An abstention does not count as a vote cast. A broker holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors. If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the election of each of the director nominees.

In an uncontested election such as this, any director nominee currently serving as a director who does not receive a majority of votes cast “FOR” his or her election will be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance & Nominating Committee then will be required to recommend to the Board whether to accept or reject the resignation. Following the Governance & Nominating Committee’s recommendation, the Board will be required to decide whether to accept or reject the resignation and to publicly disclose its decision-making process within 90 days of the certification of election results. Full details of the Company’s resignation procedures are set forth in Section 1.9(c) of our Bylaws.

2014 Director Nominees

The biographical information below is provided as of the date of this Proxy Statement for each director nominee, including age, period of service as a director, business experience during at least the past five years (including other public company directorships), and the qualifications, attributes and skills that contributed to the Board’s conclusion that such director nominee should continue service as a member of our Board of Directors.

James M. Benson Director since 2007 Age 67

Mr. Benson has been a director since August 2007. He currently serves as Lead Independent Director, a role he was appointed to in June 2012, and also serves as Governance & Nominating Committee chair. Mr. Benson is the founder and chairman of Benson Botsford, LLC, a private investment firm (since August 2010), and serves as managing director of Clark Wamberg, LLC, a private investment firm (since August 2007). Mr. Benson served as a director of Clark Inc. from January 2006 until the company’s sale in March 2007, during which time he also served as president of Clark Benson, LLC, a division of Clark Inc. Previously he served as president and chief executive officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006.

Mr. Benson, who holds a BA in economics and an MBA, has over 40 years of industry experience and is a nationally-recognized expert in the fields of financial services, insurance, investments and compensation. Mr. Benson serves on the board of Valmark Securities, Inc., and is the founder of World TEAM Sports, an organization dedicated to providing people with disabilities opportunities through sports activities. In December 2010, Mr. Benson was elected to the United States Olympic Committee, and serves as National Paralympic Committee President. Mr. Benson’s breadth of leadership and board experience enable him to provide valuable input to the Board of Directors regarding corporate governance matters and to the Company regarding its operations and strategic direction.

Jerry A. Greenberg Director from 1996 – 2006 and since 2010 Age 48

Mr. Greenberg was appointed Co-Chairman of the Board in June 2012. Mr. Greenberg co-founded Sapient in 1991 and served as Co-Chairman of the Board and Co-Chief Executive Officer from the Company’s inception until 2006. Since 2006, Mr. Greenberg has participated in founding three privately held companies, and serves as chief executive officer of one of the companies (Sushi Nozawa LLC, a restaurant group). Additionally, from 2006 to 2010, Mr. Greenberg acted as an adviser to the Company under a consulting arrangement, which was terminated upon his reappointment as a Sapient director in October 2010.

As a co-founder and former Company executive, Mr. Greenberg offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Alan J. Herrick Director since 2006 Age 48

Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer (“CEO”) since October 2006, and has served as Co-Chairman of the Board since June 2012. Prior to his current position, Mr. Herrick served as Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, and Home Holdings.

As a Sapient employee since 1995, Mr. Herrick has a fundamental understanding of, and is a principal thought leader concerning the Company’s core business, strategy, vision, purpose and culture. As Chief Executive Officer and Co-Chairman of the Board, Mr. Herrick’s management of the Company’s day-to-day operations and strategic direction helps to align Board governance with the Company’s business processes and strategic plan.

Silvia Lagnado Director since 2013 Age 50

Ms. Lagnado has served as a director since September 2013. Ms. Lagnado most recently held the position of chief marketing officer of Bacardi Limited from 2010 to 2012. Prior to her role at Bacardi, Ms. Lagnado held numerous executive leadership positions at Unilever between 1986 and 2010, including executive vice president of the Savoury category, global senior vice president for Dove, vice president of deodorants for Latin America, and various other marketing positions across the UK, the US and Brazil. Ms. Lagnado holds a degree in Civil Engineering from the University of São Paulo.

Ms. Lagnado, a seasoned business executive and global marketer with a 27-year international career that has spanned the UK, USA, Brazil and Argentina, is widely recognized as one of the most respected and forward-thinking global marketing executives in business today. She brings to the Board a global client perspective and a combination of sharp business acumen and brand insights that have contributed to creating some of the most powerful brands in the world.

J. Stuart Moore Director since 1991 Age 52

Mr. Moore co-founded Sapient in 1991 and served as the Company’s Co-Chairman of the Board and Co-Chief Executive Officer from the Company’s inception until 2006. Mr. Moore is currently a partner and director of Professional Aptitude Council, Inc., a global privately held consulting organization serving professionals, corporations and academic institutions.

As a co-founder and former Company executive, Mr. Moore offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Robert L. Rosen Director since 2012 Age 67

Mr. Rosen has been a director since February 2012. Mr. Rosen has served as a director of Ares Capital Corporation, a private debt group, since 2004. Additionally, he has served as a director of Ares Commercial Real Estate (ACRE), a public company, since April 2012. Mr. Rosen also serves as an operating partner to Ares Management LLC, a diversified asset management company, a position he has held since 2004. In addition, since 1987, he has served as managing partner of RLR Capital Partners LP, which invests principally in the securities of publicly traded North American companies. From 2005 to 2008, Mr. Rosen was a managing partner of RLR Focus Fund LP, an “active value” hedge fund. Mr. Rosen is a member of the Board of Overseers of NYU Stern School of Business. Mr. Rosen received an undergraduate degree from City University of New York and an MBA in finance from NYU’s Stern School.

Mr. Rosen is a seasoned executive with over 30 years of diversified public and private investing experience. Such broad business and financial experience allows Mr. Rosen to provide valuable expertise and direction to the Board concerning the Company’s operations and financial management.

Eva M. Sage-Gavin Director since 2013 Age 55

Ms. Sage-Gavin has been a director since April 2013. Ms. Sage-Gavin is currently Vice Chair of Aspen Institute’s Skills for America’s Future Advisory Board, working directly with senior White House leaders, community colleges and corporations to build skilled workforces. She also serves on the HR Policy Association board and chairs its workforce development committee. Ms. Sage-Gavin served as executive vice president, global human resources and corporate affairs at The Gap Inc. (“Gap Inc.”) from 2010 to February 2, 2014, where she set the strategy for communications, government and public affairs, foundation, and social and environmental responsibility. From 2003 to 2010, she served in various other executive human resources roles at Gap Inc. Prior to joining Gap Inc. in 2003, Ms. Sage-Gavin worked at Sun Microsystems, Inc. and Disney Consumer Products as senior vice president, human resources. In addition, she has served in various senior human resources leadership positions for The PepsiCo Corporation, including its Taco Bell division, and for Xerox Corporation. Ms. Sage-Gavin has been regularly recognized for her contributions to human resource excellence. In 2012, Cornell University honored her with the Groat Award for her professional accomplishments. In 2006, Ms. Sage-Gavin received the distinguished honor of Fellow from the National Academy of Human Resources. Ms. Sage-Gavin holds a bachelor’s degree in industrial and labor relations from Cornell University.

Ms. Sage-Gavin has significant depth and breadth of experience in executive leadership, human resources and executive compensation at large multinational public companies, where she has a proven track record in driving forward-thinking cultures. This experience enables Ms. Sage-Gavin to provide valuable insight to the Board as the Company seeks to further enhance and strengthen its global culture.

Ashok Shah Director since 2008 Age 62

Mr. Shah has been a director since June 2008 and currently serves as Compensation Committee chair. He is the managing partner of CEPS Consulting, LLC, a consulting firm he founded, that provides advisory services to IT/telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was vice president and managing partner of the Global Professional Business Division of Alcatel-Lucent. Mr. Shah previously served as a member of the Board of Trustees at Rider University in New Jersey, where he also served as a member of the Executive Advisory Council for the university’s College of Business Administration. He has also served on the Leadership Board of the University of Houston’s Cullen College of Engineering.

As a seasoned executive with international operating experience, Mr. Shah’s expertise and industry knowledge in IT, telecommunications and software services enable him to provide valuable insight to the Board concerning the Company’s international operations and software and IT services.

Vijay Singal Director since 2008 Age 59

Dr. Singal has been a director since June 2008. Currently, Dr. Singal is the J. Gray Ferguson Professor of Finance at the Pamplin College of Business, Virginia Tech University, a position he has held since 2002. Dr. Singal served as the department head of the department of finance at the university from 2003 to 2009, and has held other academic positions there beginning in 1992. Dr. Singal also served as a visiting professor of finance at NYU’s Stern School of Business from September 2011 to July 2012. His areas of research include corporate governance, chief executive officer compensation, mergers, currency risk management, cash management and distribution, and market efficiency. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for ten years in various positions, finally as a joint director of finance. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005. Dr. Singal holds a bachelor’s degree in chemical engineering, and both an MBA and doctorate in finance.

In addition to his academic achievements, Dr. Singal lived in India for many years and has substantial experience conducting business there. As a result, and in addition to his general business and management insight, he provides the Board with valuable perspective and guidance on Indian business processes and culture, which are essential to the Company’s business.

Curtis R. Welling Director since 2013 Age 64

Mr. Welling has been a director since October 2013. Mr. Welling is currently a member of the faculty of the Tuck School of Business at Dartmouth College. At Tuck, he has a dual appointment as a Senior Fellow in the Center for Business and Society and in the Center for Global Business and Government. Mr. Welling’s work at Tuck will focus on issues that arise at the nexus of business, government and civil society. From 2002 until 2014, Mr. Welling served as the president and chief executive officer of AmeriCares Foundation Inc. (“AmeriCares”), a leading humanitarian aid and crisis relief organization. Prior to joining AmeriCares, Mr. Welling served as chief executive officer of Princeton eComm Corp., a venture-funded electronic billing and payment company, between 2000 and 2001, and of SG Cowen Securities Corporation, a securities brokerage firm, between 1996 and 1999. Before that, he held several leadership roles with Bear, Stearns, and Co. and the First Boston Corporation (now Credit Suisse), both financial advisory and services companies. Mr. Welling serves on the board of directors of Coca-Cola Enterprises (NYSE: CCE) and is chairman of the Board of Visitors of The Nelson A. Rockefeller Center for Public Policy at Dartmouth College. He is a member of the Council on Foreign Relations, a director of the Adirondack Council, and former board chair at Spence Chapin Services and the Donaldson Adoption Institute. He received his undergraduate degree and MBA from Dartmouth College, and earned his JD from Vanderbilt University Law School.

Mr. Welling’s financial expertise and entrepreneurial spirit, coupled with his deep global knowledge, give him a perspective that is highly valuable to the Board and to the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE TEN DIRECTOR NOMINEES.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PwC has served as our independent registered public accounting firm since 1999, and we have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

Although stockholder ratification of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required to ratify the selection of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the ratification of the independent auditors is considered to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC.

Statement of Independent Registered Public Accounting Firm Fees and Services

The professional services provided by PwC and the aggregate fees billed for those services rendered to Sapient during the years ended December 31, 2013 and 2012 were as follows:

	2013*	2012*

Fees for Services Rendered
Audit Fees(1)	$3,719,000	$3,455,000
Audit-Related Fees(2)		268,000
Tax Fees(3)	1,700,000	1,555,000
All Other Fees(4)	5,000	5,000
Total	$5,424,000	$5,283,000

*	All PwC services provided were pre-approved by the Audit Committee.
(1)	Audit Fees. These fees are for services provided by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for assurance and related services provided by PwC that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.
(3)	Tax Fees. These fees are for non-audit related tax advice, planning and compliance services provided by PwC.
(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements, tax compliance and reporting; other tax services, including tax planning and advisory services; and assistance with tax audits.

4.	All other services are those services not captured in the audit, audit-related or tax categories, such as licenses to web-based accounting and finance reference materials.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of the Board of Directors of Sapient (the “Audit Committee”) is comprised of four non-employee directors, each of whom is an independent director within the meaning of the applicable listing standards established by the NASDAQ Global Select Market (“NASDAQ”) and SEC rules and regulations.

On behalf of the Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal control designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence. Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013. PwC, the Company’s independent registered public accounting firm in 2013, issued its report on the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the Audit Committee has discussed with PwC the matters required to be discussed in accordance with Auditing Standard 16, Communication with Audit Committees, as adopted by the PCAOB. The Audit Committee also has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report.

Hermann Buerger, Chair
Robert L. Rosen
Vijay Singal
Curtis R. Welling

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. The Company currently believes that it is appropriate to annually seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when considering future executive compensation decisions. In 2013, the advisory vote on executive compensation received approximately 77% support from stockholders, demonstrating stockholder support of the Company’s approach to executive compensation. The Compensation Committee recognized, however, that the 2013 vote results were lower than the two previous years, in which over 90% of the votes cast were in favor of the say-on-pay proposal in each of those years. The Compensation Committee is committed to understanding our stockholders’ perspectives as the Committee considers aligning our executive compensation program with the best interests of the Company. Accordingly, following the 2013 say-on-pay voting results, the Compensation Committee engaged in further analysis of the Company’s executive compensation program, which included detailed review of the elements of the then-current executive compensation program, as well as input from several of our largest institutional stockholders and Mercer (US), Inc. (“Mercer”), the compensation consultant to the Compensation Committee (as described in further detail under the heading “Say-on-Pay Results and Stockholder Outreach” of our Compensation Discussion and Analysis (“CD&A”), beginning on page 31 of this Proxy Statement). Informed by this analysis, and in consultation with management, the Compensation Committee reaffirmed the fundamental principle of our compensation philosophy to clearly link executive compensation to Sapient’s financial performance, and implemented certain enhancements to the program, with the consent of our CEO, as follows: (1) modified our CEO’s 2013 long-term incentive compensation to reduce the number of time-based RSUs and to instead award “at risk” performance-based RSUs; (2) adopted a stock ownership guideline for our CEO; and (3) committed to structure all of our named executive officers’ 2014 long-term incentive compensation to include meaningful performance-based RSU awards.

Our executive compensation program is designed to implement and achieve the goals of our executive compensation philosophy. Our philosophy, fundamentally, is to align each executive’s compensation with our short-term and long-term performance, and to provide the compensation and incentives needed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this executive compensation program, our named executive officers are rewarded for the achievement of specific annual, long-term, strategic and corporate goals, and the realization of increased stockholder value. The CD&A provides additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers.

Sapient continues to maintain best practices in designing and implementing its executive compensation program. These practices include the following:

•	aligning annual incentive awards with annual operating, financial, and strategic objectives;

•	rewarding and incentivizing significant increases in stockholder value, and promoting executive retention, through long-term, performance-based equity incentive awards, which “cliff” vest after a three-year period and require continuous employment;

•	encouraging retention of valued executives and stock price growth through time-based equity incentive awards, which vest in equal installments over a four year period;

•	positioning base salary at or below the market median of our peer companies;

•	not offering any “tax gross-ups” to our executives (except in one limited circumstance in connection with relocation benefits for one executive);

•	prohibiting the repricing or exchange of equity awards without stockholder approval;

•	utilizing “double-trigger” severance arrangements in connection with a change-in-control; and

•	except as noted for Dr. Christian Oversohl, Senior Vice President and Managing Director — SapientNitro Asia Pacific, not offering any supplemental executive health and welfare or retirement programs or provide any other supplemental benefits or perquisites to our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

The affirmative vote of a majority of the shares present, in person or by means of remote communication or represented by proxy at the meeting and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against this proposal. A broker holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation. If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Overview

Sapient is committed to achieving the highest level of integrity, honesty and accuracy in our operations, financial results and public disclosures. Accordingly, the Board has adopted Corporate Governance Guidelines, written charters for each standing committee of the Board, and a Code of Ethics and Conduct to help Sapient attain this goal. These documents, in conjunction with our Certificate of Incorporation and Bylaws, form the governance framework for Sapient. These materials may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.” These materials are also available in print free of charge to any stockholder upon request. Any person who wishes to obtain a copy of any of these documents may do so by writing to Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by emailing ir@sapient.com.

Board Leadership Structure

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure of the Company has varied over time and has included both combined and separate roles. The Company does not have a policy requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure. This flexible approach to leadership has allowed the Board to put in place the most effective structure for the Company and its stockholders at any given time.

Currently, our President and Chief Executive Officer, Alan J. Herrick, and our co-founder, Jerry A. Greenberg, serve as Co-Chairmen of the Board of Directors, and James M. Benson serves as Lead Independent Director of the Board.

The Board has determined that the Company and its stockholders are currently best served by having Messrs. Herrick and Greenberg serve as Co-Chairmen of the Board and Mr. Benson serve as Lead Independent Director. As Co-Chairmen of the Board, Messrs. Herrick and Greenberg promote unified leadership and direction for the Board and management, allow for a bridge between the Board and management, and provide the critical leadership necessary for carrying out the Company’s strategic initiatives. As Lead Independent Director, Mr. Benson, along with the Board’s strong committee system and substantial majority of independent directors, allow the Board to maintain effective oversight of the Company’s business operations, including independent oversight of the Company’s financial statements, executive compensation, selection of director candidates, and the Board’s corporate governance programs. We believe our current Board leadership structure enhances the Board’s ability to effectively carry out its roles and responsibilities on behalf of the Company’s stockholders.

Lead Independent Director

James M. Benson is the Lead Independent Director of the Board. The Lead Independent Director is chosen by the independent directors of the Board, and has the general responsibility to preside at meetings of the Board when the Co-Chairmen are not present, and at regular executive sessions of the independent members of the Board without management present. The Lead Independent Director also serves as liaison between the Co-Chairmen and independent directors, determines the meeting agenda for executive sessions of the Board, and has authority to call meetings of the independent directors. The Lead Independent Director’s role and responsibilities are more fully described in the Lead Independent Director charter, a copy of which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

Independence of our Directors and Board Committees

The listing rules established by NASDAQ require that a majority of the members of a listed company’s board of directors qualify as “independent” within the meaning of such rules (the “NASDAQ Independence Rules”). Consistent with its annual practice, in April 2014, the Board affirmatively determined that none of James M. Benson, Hermann Buerger, Jerry A. Greenberg, Silvia Lagnado, J. Stuart Moore, Robert L. Rosen, Eva M. Sage-Gavin, Ashok Shah, Vijay Singal or Curtis R. Welling have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director of the Company and are “independent” for purposes of the NASDAQ Independence Rules.

The Board of Directors has determined that Alan J. Herrick does not qualify as an independent director under the NASDAQ Independence Rules because he serves as President and Chief Executive Officer of the Company.

Our Board of Directors has three committees: the Audit Committee, Compensation Committee, and Governance & Nominating Committee. Each of these committees consists solely of independent Board members under current NASDAQ listing rules and applicable securities laws and regulations.

Board Oversight of Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is to understand the individual risks our Company faces and the steps management is taking to manage those risks, including the framework used by management for the coordinated oversight, control, and continuous improvement of processes used to manage risk, and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Accordingly, our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments. In addition, our Board considers potential business and financial risks when reviewing and approving our strategic plan.

While the Board has the ultimate responsibility for risk oversight, each committee of the Board also has responsibility for aspects of risk oversight. For example, the Audit Committee focuses on financial risk management, including internal controls, legal and regulatory risks, as well as compliance risks of a financial nature. The Compensation Committee evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance & Nominating Committee oversees governance and succession risk, including Board and Chief Executive Officer succession, and evaluates director skills and qualifications to ensure the appropriate appointment of particular directors to our standing committees based upon the needs of that committee. Each committee makes reports in its respective area of responsibility to the Board at the next regularly scheduled Board meeting immediately following the committee meeting.

As previously discussed under “Board Leadership Structure,” the Board believes that its leadership structure facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and each independent committee chair, to participate actively in the oversight of management’s actions.

Majority Vote Standard and Director Resignation Procedures

Our Bylaws provide for a majority vote standard in uncontested elections of directors. The Bylaws also set forth resignation procedures for any director nominee currently serving as a director who does not receive a majority of votes cast “FOR” his or her election. Full details of the Company’s resignation procedures are set forth in Section 1.9(c) of our Bylaws.

Director Stock Ownership Guidelines

The Board believes that significant stock ownership by Board members further aligns their interests with the long-term interests of the Company’s stockholders. Accordingly, the Board requires each non-management Board member to own shares of the Company’s common stock valued at four times his or her annual Board retainer fee. Other than our three newest directors, all of whom joined our Board in 2013, our current directors meet this requirement. Our newest directors, Ms. Lagnado, Ms. Sage-Gavin and Mr. Welling, will have five years from their respective appointment to reach the minimum holding level. Our Director Stock Ownership Guidelines are described more fully in Article D of our Corporate Governance Guidelines, a copy of which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

We maintain a Code of Ethics and Conduct, which has been approved by our Board, to ensure that our people understand the basic principles that govern our corporate conduct. The Code of Ethics and Conduct applies to all of our directors, employees, independent contractors, and officers, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.” Our Code of Ethics and Conduct is also available in print free of charge to any stockholder upon request. Any person who wishes to obtain a copy of the Code of Ethics and Conduct may do so by writing to Sapient Corporation, c/o Investor Relations Department, 131 Dartmouth Street, Boston, Massachusetts 02116; or by emailing ir@sapient.com. Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website.

Related Party Transactions

Review, Approval and Ratification of Related Party Transactions

Our written Related Party Transactions Policy requires the approval or ratification by the Audit Committee for any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) that will or may be expected to exceed $120,000 in any calendar year in which the Company, or any of its subsidiary companies, is a participant, and any related person has a direct or indirect interest, and of which disclosure is required under SEC rules. Related persons include our officers, directors, director nominees, any of their immediate family members or affiliates, and any stockholders owning 5% or more of the Company’s common stock.

Our General Counsel is responsible for identifying potential related party transactions from information solicited annually in questionnaires submitted by directors and officers, and also from any person newly nominated or appointed as a director or as an executive officer. In addition, directors and executive officers are responsible for notifying the General Counsel of any transaction, arrangement or relationship that they propose to enter into, or of which they become aware, that might reasonably be expected to be a related party transaction. If the General Counsel determines that an existing or proposed transaction constitutes a related party transaction requiring Audit Committee approval under the policy, he will provide relevant details and analysis of the related party transaction to the Audit Committee for consideration. If the General Counsel has an interest in a potential related party transaction, he will provide all relevant information to the Chief Executive Officer, who will review the potential transaction or relationship with either outside counsel or a member of the Company’s legal team and provide the information to the Audit Committee as appropriate.

The Audit Committee will review the material facts of all related party transactions that require its approval and either approve or disapprove the related party transaction. If advance approval is not feasible, the Audit Committee will consider and, if appropriate, will ratify the related party transaction at its next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

None.

Succession Planning

Our Board recognizes the importance of effective executive leadership to the Company’s success and meets at least annually to discuss executive succession planning.

BOARD MEETINGS AND COMMITTEES

Board Meetings

Our Board of Directors and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. In 2013, the Board of Directors held fourteen meetings and took action once by written consent. Each director attended at least 91% of the aggregate of the meetings of the Board and the committees on which he or she served.

Executive Sessions

At least twice annually, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Lead Independent Director presides at these executive sessions. In addition, our directors meet without members of management at most of our regularly scheduled Board meetings and at such other times as they deem appropriate.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend Annual Meetings of Stockholders. All directors attended the Company’s 2013 Annual Meeting of Stockholders.

Board Committees and Committee Composition

The Board has three standing committees: the Audit Committee, Compensation Committee, and Governance & Nominating Committee. From time to time, the Board may also form one or more special committees, as needed. The Board has delegated various responsibilities and authorities to these committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the Board. Each member of the Audit Committee, Compensation Committee, and Governance & Nominating Committee was appointed by the Board. Each committee has a written charter approved by the Board, which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

The following table reflects our current committee composition:

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee

James M. Benson, Lead Independent Director

Hermann Buerger

Robert L. Rosen

Eva M. Sage-Gavin

Ashok Shah

Vijay Singal

Curtis R. Welling

  Committee Chair

  Committee Member

Audit Committee

The Audit Committee, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. The “Report of the Audit Committee of the Board of Directors” appears on page 13 of this Proxy Statement. The Audit Committee meets at least four times annually and with greater frequency if necessary. In 2013, the Audit Committee met thirteen times and took action twice by written consent.

The current members of the Audit Committee are Hermann Buerger, Robert L. Rosen, Vijay Singal and Curtis R. Welling, each of whom is an independent director within the meaning of applicable NASDAQ listing rules and applicable securities laws and regulations, is able to read and understand the Company’s financial statements and, per the applicable NASDAQ listing standards, has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years. Currently, Mr. Buerger serves as the Chairman of the Audit Committee. Pursuant to the Board retirement policy, Mr. Buerger will not stand for re-election at the Annual Meeting. Following Mr. Buerger’s retirement at the expiration of his current term, our Board of Directors will appoint a new Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

Under its charter, the Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Audit Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Audit Committee may request reports of the actions of any subcommittee at subsequent meetings. The Audit Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee is responsible for overseeing, in collaboration with members of management, the Company’s overall compensation policies and practices. The Compensation Committee is also responsible for overseeing and approving the framework of our executive compensation program, including the elements and amounts of compensation for our executive officers. Our Chief Executive Officer does not participate in any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives.

The Compensation Committee meets at least three times annually and with greater frequency if necessary. In 2013, the Compensation Committee met twelve times. In the first quarter of each year, the Compensation Committee meets to approve our senior leadership team’s annual cash incentive payments for the prior year and their equity awards. In the third quarter of each year, the Compensation Committee meets to determine and approve base salary changes and annual cash incentive targets, which are effective as of August 1st. The Compensation Committee also meets at other times, as warranted, to approve compensation adjustments for our senior leadership team, among other matters.

The current members of the Compensation Committee are James M. Benson, Robert L. Rosen, Eva M. Sage-Gavin, and Ashok Shah, each of whom is an independent, outside, non-employee director within the meaning of applicable NASDAQ listing rules, tax rules, and applicable securities laws and regulations. Currently, Mr. Shah serves as the Chairman of the Compensation Committee. Although it regularly meets in executive session, from time to time the Compensation Committee invites various members of management, other employees and outside advisors or consultants to join its meetings to make presentations, provide financial or other background information or advice, or otherwise participate. The Compensation Committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Compensation Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Compensation Committee may request reports of the actions of any subcommittee at subsequent meetings. The Compensation Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

The Compensation Committee, in its role as administrator under the Company’s 2011 Incentive Plan (the “2011 Plan”), has delegated authority to two members of management to grant equity awards within certain specified parameters.

More detailed information related to our compensation philosophies and goals, as well as the Compensation Committee’s specific determinations concerning executive compensation, may be found under the heading “Compensation Discussion and Analysis,” beginning on page 31 of this Proxy Statement.

Outside Compensation Consultants and Affiliated Companies

Since 2008, the Compensation Committee has annually retained Mercer, an outside consulting firm, to advise the committee on the Company’s executive compensation program. Mercer was selected by the Compensation Committee based on its overall capabilities in the area of executive compensation and its reputation as a leading human resources consulting firm. Mercer typically advises the Compensation Committee with respect to the evaluation and development of compensation packages for our named executive officers, including competitiveness of the base salaries, target and actual total cash compensation, long-term incentives and actual total direct compensation. Mercer also advises the Compensation Committee on executive compensation trends. In 2013, the Company paid Mercer $109,600 for these services.

Sapient management also engaged Mercer in 2013 to provide support to the Company relating to general benefits practices and competitiveness and non-executive compensation, and medical plan broker services for our international travelers. For these services, the Company paid Mercer $205,995 in fees in 2013. Although the Compensation Committee was aware of the extent and cost of Mercer’s additional services provided to management, management defined and authorized the work.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). The total amount of fees paid to Mercer in 2013 for its services was approximately $315,595, which represents less than .01% of MMC’s annual revenue of $12.3 billion for its fiscal year ended December 31, 2013. In 2013, we paid fees of $256,284 to another MMC affiliate, for services unrelated to those services provided by Mercer. These fees do not include the cost of insurance policy premiums. Although the Compensation Committee was aware of the extent and cost of MMC’s services provided to management, management defined and authorized the work.

Because the Compensation Committee and management both use Mercer for compensation consultancy services, the Compensation Committee and Mercer have implemented policies and procedures to ensure that the advice the Compensation Committee receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	the consultant advising the Compensation Committee receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant advising the Compensation Committee is not responsible for selling other Mercer or affiliate services to the Company, nor is the consultant involved in the delivery of those other services;

•	Mercer’s professional standards prohibiting the individual consultant advising the Compensation Committee from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the Compensation Committee evaluating the quality and objectivity of the services provided by the consultant each year; and

•	the protocols for the engagement (described below) limiting how the consultant advising the Compensation Committee may interact with management.

It is necessary for the consultant advising the Compensation Committee to interact with management to gather information, but the Compensation Committee follows protocols governing whether and when the consultant’s advice and recommendations to the Compensation Committee can be shared with management. These protocols are included in the consultant’s engagement letter. The Compensation Committee also determines the appropriate forum for receiving consultant recommendations. When appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s recommendations in executive session when management is not present. The Compensation Committee believes that this approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive compensation.

In February 2014, in connection with Mercer’s 2014 engagement, the Compensation Committee assessed the independence of Mercer pursuant to SEC and NASDAQ rules, taking into account the six independence factors enumerated by NASDAQ and in Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In light of the above policies and procedures, the Compensation Committee determined that the work provided has not raised a conflict of interest.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2013 were Ms. Sage-Gavin and Messrs. Benson, Rosen and Shah. None of these members is a current or former officer or employee of the Company or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Governance & Nominating Committee

The Governance & Nominating Committee’s duties, among others, are to identify and evaluate potential candidates for our Board of Directors and make recommendations regarding such candidates to our Board of Directors. The Governance & Nominating Committee also advises our Board of Directors regarding principles and practices applicable to governance of the Company, and monitors the Company’s compliance with its Corporate Governance Guidelines. The Governance & Nominating Committee meets at least once annually and with greater frequency if necessary. The Governance & Nominating Committee met five times in 2013 and its current members are James M. Benson, Hermann Buerger, and Ashok Shah, each of whom is an independent director within the meaning of applicable NASDAQ listing rules and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairman of the Governance & Nominating Committee.

Under its charter, the Governance & Nominating Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Governance & Nominating Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Governance & Nominating Committee may request reports of the actions of any subcommittee at subsequent meetings. The Governance & Nominating Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Governance & Nominating Committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Governance & Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and third-party search firms. The goal of the Governance & Nominating Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Governance & Nominating Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee

The Governance & Nominating Committee recommends candidates it believes have the requisite professional experience, knowledge, and perspective to contribute value to the Board’s oversight of the Company. The Governance & Nominating Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Governance & Nominating Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Governance & Nominating Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, industry background, business acumen and experience (including financial expertise, management experience guiding organizations through growth cycle stages, and global expertise), diversity, availability, independence of thought, and overall ability to represent the interests of the Company’s stockholders. The Governance & Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Governance & Nominating Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We do not have a formal written policy with regard to the consideration of diversity in identifying candidates; although, as discussed above, diversity, including with respect to gender, race and ethnicity, among other factors, is one of the numerous criteria the Governance & Nominating Committee reviews before recommending a candidate. From time to time, we have engaged, for a fee, a third-party search firm to assist the Governance & Nominating Committee with identifying, evaluating and screening Board candidates for the Company, and may do so again in the future.

A third-party search firm was engaged in connection with Ms. Lagnado’s appointment to the Board. Ms. Lagnado was presented as a director candidate by the third-party search firm, and was then interviewed by the Board Co-Chairmen and members of the Governance & Nominating Committee in connection with her consideration as a director candidate. On September 10, 2013, the Governance & Nominating Committee recommended the Board appoint Ms. Lagnado as a member of the Board. The Board so appointed Ms. Lagnado, effective September 11, 2013. Factors considered by the Governance & Nominating Committee in reviewing Ms. Lagnado’s qualifications included her extensive marketing experience, her brand insights resulting from her global client perspective, her stewardship of some of the world’s most respected brands, and her numerous recognitions for contributions to the marketing industry.

Based upon the recommendation of one of our non-management Directors, and after considering Mr. Welling as a director candidate, on October 22, 2013, the Governance & Nominating Committee recommended to the Board that it appoint Mr. Welling to be a member of the Board. The Board so appointed Mr. Welling, effective as of October 23, 2013. Factors considered by the Governance & Nominating Committee in reviewing Mr. Welling’s qualifications included his extensive and diversified business and financial experience, his entrepreneurial spirit, his leadership and management skills, as well as his deep global knowledge. In connection with the consideration of Mr. Welling as a director candidate, we engaged a third-party firm to assist in evaluating Mr. Welling, and the Board Co-Chairmen and members of the Governance & Nominating Committee interviewed Mr. Welling.

Procedures for Recommendation of Director Nominees by Stockholders

The Governance & Nominating Committee will consider potential nominees properly submitted by our stockholders. In evaluating candidates recommended by our stockholders, the Governance & Nominating Committee will apply the same criteria for such candidates as it does for candidates proposed by management or other directors. Any stockholder recommendations of director nominees proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed in writing to the Governance & Nominating Committee, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116, Attention: Secretary. In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting in accordance with certain procedures described in this Proxy Statement under the heading “Other Information — Stockholder Proposals for the 2015 Annual Meeting.”

Policy Regarding Stockholder Communications with our Board of Directors

Our Board of Directors welcomes communications from our stockholders. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116, Attention: General Counsel. Our General Counsel will forward each submission, without editing or alteration, to the Co-Chairmen of the Board (or to the Lead Independent Director if the Board does not have a Chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, located on the Investors portion of our website, www.sapient.com, under “Corporate Governance.”

DIRECTOR COMPENSATION

The Governance & Nominating Committee is responsible for periodically reviewing and assessing matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Governance & Nominating Committee’s charter, the Committee is authorized to engage advisors in connection with its review and analysis of director compensation, though it did not engage any advisors in 2013. Directors who also serve as employees of the Company do not receive payment for services as directors.

In determining non-employee director compensation, the Governance & Nominating Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee chairs, and the forms of compensation paid to directors by comparable companies.

The compensation program for non-employees directors is described further below.

Compensation Program for Non-Employee Directors

Cash Compensation

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional annual retainers, as applicable:

Chairman of the Board	$60,000
Lead Independent Director	50,000
Chairman of the Audit Committee	30,000
Chairman of the Compensation Committee	20,000
Chairman of the Governance & Nominating Committee	7,500

In the case of Co-Chairmen of the Board, the annual retainer of $60,000 is divided equally between the Co-Chairmen; however, Mr. Herrick does not receive an annual retainer for his service on the Board because he is an employee of the Company. All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

Attendance in person at a Board meeting	$2,000
Attendance in person at an Audit Committee meeting	1,000
Attendance in person at a Committee (other than an Audit Committee) meeting	750

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one-half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his or her meeting attendance.

Equity Compensation

In addition, pursuant to our 2011 Plan, each of our non-employee directors is granted a restricted stock unit (“RSU”) award on the date of the annual meeting of stockholders (each, an “Annual RSU Award”). The number of RSUs comprising each Annual RSU Award has been determined by dividing $100,000 by the last reported sale price per share of our common stock on the date of grant, as listed on NASDAQ (rounded down to the nearest whole share). All Annual RSU Awards to non-employee directors vest in full on the first anniversary of the grant date, subject to continued service on the Board. Any non-employee director appointed to the Board on a date other than at an annual meeting receives an Annual RSU Award that is prorated to reflect the portion of the year during which the newly appointed director will serve.

2013 Director Compensation

The following table sets forth the total compensation of the Company’s non-employee directors for the year ended December 31, 2013.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)

James M. Benson	$106,875	$99,998	$ —	$206,873
Hermann Buerger	81,875	99,998	—	181,873
Jerry A. Greenberg	73,000	99,998	—	172,998
Silvia Lagnado	13,609	73,684	—	87,293
J. Stuart Moore	42,000	99,998	15,049(4)	157,047
Robert L. Rosen	56,625	99,998	—	156,623
Eva M. Sage-Gavin	34,995	115,338	—	150,333
Ashok Shah	68,375	99,998	—	168,373
Vijay Singal	50,000	99,998	—	149,998
Curtis R. Welling	9,755	62,177	—	71,932

(1)	Mr. Herrick is a Company employee and therefore receives no compensation for his services as a director. Mr. Buerger is not standing for re-election at the 2014 Annual Meeting pursuant to the Board’s retirement policy. Ms. Sage-Gavin joined the Board of Directors on April 12, 2013; Ms. Lagnado joined the Board of Directors on September 11, 2013; and Mr. Welling joined the Board of Directors on October 23, 2013.
(2)	Amount includes all payments made in 2013 for meeting attendance, and, where applicable, service as Board Co-Chairman, Lead Independent Director, and/or a committee chair.
(3)	Amount reflects the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of a stock award of 7,788 RSUs granted on June 6, 2013 to each director, other than Ms. Lagnado and Mr. Welling, whom had not yet been appointed to the Board. For Ms. Sage-Gavin, the amount also includes the aggregate grant date fair value of a stock award of 1,300 RSUs, granted to her upon her appointment to the Board. For Ms. Lagnado and Mr. Welling, amounts reflect the aggregate grant date fair value of a pro rata stock award of 4,611 RSUs and 4,048 RSUs, respectively, granted to the director upon appointment to the Board. All RSUs will vest in full on June 6, 2014.

As of December 31, 2013, our non-employee directors had the following RSUs outstanding:

Name	RSUs Outstanding (a)

James M. Benson	7,788
Hermann Buerger	7,788
Jerry A. Greenberg	9,277
Silvia Lagnado	4,611
J. Stuart Moore	7,788
Robert L. Rosen	7,788
Eva M. Sage-Gavin	7,788
Ashok Shah	7,788
Vijay Singal	7,788
Curtis R. Welling	4,048

(a)	Includes a stock award of 7,788 RSUs granted to each director on June 6, 2013. For Mr. Greenberg, this amount also includes the unvested portion of a stock award granted to him under the Corporation’s Board compensation plan in effect at the time of his Board appointment, as well as dividend equivalent shares that will be released upon the vesting of the underlying RSUs. For Ms. Lagnado and Mr. Welling, this amount reflects their pro rata stock awards.

(4)	Reflects medical insurance premium payments paid in 2013 for the benefit of Mr. Moore, our former Co-Chairman and Co-Chief Executive Officer, as part of post-employment benefits he receives pursuant to the terms of that certain Separation Agreement between Mr. Moore and the Company, dated August 8, 2006, as amended (the “Separation Agreement”). Under the Separation Agreement, the Company will continue to pay Mr. Moore’s medical insurance premium payments until the 15th anniversary of the date of his resignation as Co-Chief Executive Officer (i.e., until July 31, 2021). Under the Separation Agreement, the Company also provides Mr. Moore with administrative support, temporary office space, and IT support services on an as-needed basis.

EXECUTIVE OFFICERS

The names of our current executive officers, their ages and their positions are shown below.

Name	Age	Title

Alan J. Herrick	48	Co-Chairman of the Board of Directors, President and Chief Executive Officer
Joseph A. LaSala, Jr.	59	Senior Vice President, General Counsel and Secretary
Laurie W. MacLaren	46	Senior Vice President, People and Internal Operations
Harry “Chip” Register	47	Executive Vice President and Managing Director — Sapient Global Markets
Joseph S. Tibbetts, Jr.	61	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Alan M. Wexler	50	Executive Vice President and President — SapientNitro

For information regarding Mr. Herrick, please refer to Proposal No. 1, “Election of Directors – Director Nominees” in this Proxy Statement.

Mr. LaSala joined Sapient in February 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining Sapient, Mr. LaSala served as Senior Executive Vice President, General Counsel and Secretary for Discovery Communications, Inc. from January 2008 to December 2010.

Ms. MacLaren joined Sapient in January 1998. Since 2013, Ms. MacLaren has served as Senior Vice President, People and Internal Operations, which includes Information Technology, Office Services, Capacity Planning, among other functions. Prior to her current role, Ms. MacLaren led Sapient’s people planning, hiring and staffing functions as well as the company Financial Planning & Analysis function. Ms. MacLaren has held a variety of leadership roles in the Company, including serving as General Manager for one of Sapient’s business units and growing our operations in India. Ms. MacLaren is also the executive sponsor of the Sapient Women’s Leadership Network.

Mr. Register joined Sapient in June 2007 and currently serves as Executive Vice President and Managing Director — Sapient Global Markets. Prior to joining Sapient, Mr. Register served as a Senior Vice President at Louis Dreyfus Energy Services from 2005 to 2007. Over the last two decades, Mr. Register has built and managed a number of trading groups including at Essent Energy Trading in the Netherlands, CIBC World Markets and Weyerhauser in Toronto, and Union Bank of Switzerland in New York.

Mr. Tibbetts joined Sapient in October 2006 as Senior Vice President and Chief Financial Officer. He began serving as Sapient’s Treasurer in December 2012 and was reappointed as Sapient’s Chief Accounting Officer in June 2013, a role he previously held from 2009 to 2012. In addition to being our Chief Financial Officer, Mr. Tibbetts also served as Managing Director — SapientNitro Asia Pacific for a period of approximately 18 months ending in 2012. Prior to joining Sapient, Mr. Tibbetts was the Chief Financial Officer of Novell, Inc. and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP.

Mr. Wexler joined Sapient in April 1998 and currently serves as Executive Vice President and President — SapientNitro. Previously, Mr. Wexler served as Executive Vice President and Managing Director – SapientNitro North America and Europe. Since joining Sapient in 1998, Mr. Wexler has held a number of key management positions, including Managing Director of Sapient’s North American Operations, Vice President and Managing Director of Sapient’s Technology and Communications Group. He launched Sapient’s Global Wireless Group, and led Sapient’s Media, Entertainment, and Communication Group in New York. Prior to joining Sapient, Mr. Wexler founded and operated a management and technology-consulting firm.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of shares of our common stock by each director, each director nominee, each individual named in the 2013 Summary Compensation Table included in this Proxy Statement on page 55, and all of our directors, director nominees and current executive officers as a group, all as of April 1, 2014. The table is based on information supplied to us by our officers and directors.

The number of shares beneficially owned includes any shares that may be acquired (i) upon the exercise of stock options that either are or will become exercisable on or before May 31, 2014 (60 days from April 1, 2014) and (ii) upon the vesting of RSUs and dividend equivalents that will vest as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options and RSUs for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 140,425,917 shares of common stock outstanding as of April 1, 2014.

Name (1)	Number of Shares Beneficially Owned	Number of Stock Options/RSUs/Dividend Shares Vesting On or Before 05/31/14	Percent of Outstanding Shares
Directors and Director Nominees:
James M. Benson	46,265		*
Hermann Buerger	27,834	--	*
Jerry A. Greenberg (2)	10,741,100	--	7.6%
Alan J. Herrick	See “Named Executive Officers” below
Silvia Lagnado	--	--	*
J. Stuart Moore(3)	5,149,649	--	3.7%
Robert L. Rosen(4)	207,341	--	*
Eva M. Sage-Gavin	1,300	--	*
Ashok Shah	31,914	--	*
Vijay Singal(5)	58,914	--	*
Curtis R. Welling	--	--	*
Named Executive Officers:
Alan J. Herrick	576,947	147,500	*
Joseph A. LaSala, Jr.	19,356	7,500	*
Christian Oversohl	298,851	56,250	*
Harry “Chip” Register	346,450	12,500	*
Joseph S. Tibbetts, Jr.	238,161	15,000	*
Alan M. Wexler	203,911	18,750	*
All Directors, Director Nominees, and Executive Officers as a Group (17 persons)	18,002,042	286,320	13%

*	Less than 1% of shares of common stock outstanding as of April 1, 2014.
(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.
(2)	Includes (i) 6,801,628 shares owned by Mr. Greenberg and (ii) 3,939,472 shares held by a trust and a charitable foundation of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include 1,789,614 shares held by trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power, and 792,627 shares held by two trusts of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts. In addition, Mr. Greenberg’s wife has sole voting and investment power over 290 shares not reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims beneficial ownership.
(3)

Includes (i) 4,908,498 shares owned by Mr. Moore, (ii) 50,000 shares held by Mr. Moore’s spouse, and (iii) 191,151 shares held by a charitable foundation of which Mr. Moore and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include

700,000 shares held by a trust of which Mr. Sichko is trustee and to which Mr. Moore, as a beneficiary, has a pecuniary interest but does not have voting or investment power, and 6,155,832 shares held by three trusts of which Samuel C. Sichko and/or Paul George are trustees and over which Mr. Moore does not have voting or investment power, but in which his wife and/or children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts.
(4)	Mr. Rosen and his spouse share voting and investment power with respect to the shares of common stock listed.
(5)	Dr. Singal and his spouse share voting and investment power with respect to the shares of common stock listed.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our common stock. Except as noted below, applicable percentages are based on 140,425,917 shares of common stock outstanding as of April 1, 2014.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares
Jerry A. Greenberg c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116	See “Directors and Officers” table above
Samuel C. Sichko (as trustee) (1) c/o Bowditch & Dewey LLP One International Place, 44th Floor Boston, MA 02110	13,568,696	9.66%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	13,499,151	9.60%
FMR LLC (3) 24 Summer Street Boston, MA 02110	10,378,403	7.40%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	7,104,695	5.06%

(1)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (3,920,109 shares) and shares voting or investment control (9,648,587 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnotes (2) and (3) above.
(2)	Based on Schedule 13G filed with the SEC on February 14, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”), these securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 8,824,456 shares, representing 6.2% of the shares outstanding), for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based on Schedule 13G filed with the SEC on February 14, 2014, FMR LLC (“FMR”), in its capacity as an investment adviser, reported that as of December 31, 2013, it may be deemed to beneficially own 10,378,403 shares of common stock that are held of record by clients of FMR. Of the 10,378,403 shares, FMR has the sole power to vote 241 shares and has sole power to dispose or to direct the disposition of all 10,378,403 shares.
(4)	Based on Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group (“Vanguard”), in its capacity as an investment adviser, reported that as of December 31, 2013, it may be deemed to beneficially own 7,104,695 shares of common stock that are held of record by clients of Vanguard. Of the 7,104,695 shares, Vanguard has the sole power to vote or direct to vote 154,528 shares, sole power to dispose of or to direct the disposition of 6,957,967 shares and has shared power to dispose or to direct the disposition of 146,728 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers, and persons holding more than 10% of our common stock, are required under Section 16(a) of the Exchange Act, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers, and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2013.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation program (“Executive Program”) and explains the analysis and approach that the Compensation Committee of our Board of Directors (defined as the “Committee” in this section) applied in making compensation decisions for our Named Executive Officers (“NEOs”) for 2013, who were:

Name	Title
Alan J. Herrick	Co-Chairman of the Board of Directors, President and Chief Executive Officer
Joseph S. Tibbetts, Jr.	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Alan M. Wexler	Executive Vice President and President — SapientNitro
Harry “Chip” Register	Executive Vice President and Managing Director — Sapient Global Markets
Joseph A. LaSala, Jr.	Senior Vice President, General Counsel and Secretary
Christian Oversohl	Senior Vice President and Managing Director — SapientNitro Asia Pacific

Executive Summary

As a global services company that helps clients identify and act upon opportunities to improve their business performance by capitalizing on changes, disruptions, or opportunities that exist in their business or industry, we are committed to building long-term value for our stockholders. Our Executive Program is designed to deliver this commitment by establishing a meaningful reward system within a cost structure that aligns executive compensation with our stockholders’ interests. This executive summary provides an overview of our performance for the 2013 fiscal year, changes we made to our Executive Program during 2013 and the 2013 compensation for our CEO and the rest of our NEOs.

2013 Performance

We provide a combination of strategy, marketing, and technology services that we uniquely connect to enable our clients to gain a competitive advantage and succeed in a rapidly changing and increasingly global business environment. We achieve this success for our clients by delivering a distinct combination of integrated marketing and business services that leverage a deep understanding of technology and a rich history of understanding the role technology plays in creating competitive advantage for companies in the modern age of business. We do this through three main business units: SapientNitro, Sapient Global Markets, and Sapient Government Services.

•	SapientNitro is a new breed of agency redefining storytelling for an “always-on” world. In a market dramatically altered by the changing behavior of the connected consumer, we help clients tell their stories through seamless experiences across brand communications, digital and experimental engagement, and omni-channel commerce. We call this approach “StoryscapingSM”, where storytelling meets the power and scale of systems thinking, to create immersive worlds that enable clients to more meaningfully engage their always-on consumers wherever they are in the brand experience — whether attraction, engagement, or transaction. By using the storyscaping approach, brands can move beyond making ads and into creating worlds where their story becomes part of the consumer’s story. Our connected teams of strategists, creatives, and technologists, collaborating across disciplines, perspectives and continents, take a holistic approach to conceiving and driving a brand’s organizing idea across the full spectrum of physical and digital touch points, resulting in deeper, more meaningful relationships between brands and their customers.

•	Sapient Global Markets provides business and technology services and solutions to capital and commodity market participants, intermediaries and regulators. We leverage our deep industry insight and broad integrated capabilities to enable transformation for our clients and industry. Delivered on a global scale, our offerings help our clients to grow and enhance their organizations, create robust and transparent infrastructures, manage operating costs, and foster innovation.

•	Sapient Government Services provides consulting, technology, and marketing services to U.S. federal government agencies, nonprofit organizations and non-governmental organizations (“NGOs”). Focused on driving long-term change and transforming the citizen experience despite growing pressures on open data and shrinking budgets, we use a proven methodology to help our clients become more accessible, transparent, and effective. With a track record of delivering tailored mission-critical solutions, we serve as a trusted advisor to U.S. government agencies and globally recognized nonprofit organizations and NGOs.

To enhance our capabilities and further our strategic objectives, in 2013, we worked toward several acquisitions, including:

•	On January 16, 2013, we acquired 81% of the outstanding securities of iThink Comunicação e Publicidade Ltda (“iThink”), an independent digital agency based in Sao Paulo, Brazil. We acquired iThink to expand our combination of brand, digital and commerce service offerings to our global clients in Latin America. We subsequently increased our ownership to 84%. The acquisition added approximately 65 people and was allocated to our SapientNitro reportable segment.

•	On December 30, 2013, we acquired 100% of the outstanding equity of “la comunidad” CORPORATION and La Comunidad S.A., (together, “La Comunidad”). La Comunidad is an independent multicultural creative agency based in Miami, Florida and Buenos Aires, Argentina. We acquired La Comunidad to leverage the growing importance of multicultural marketing in expanding our combination of brand and creative service offerings to our clients. The acquisition added approximately 90 people and was allocated to our SapientNitro reportable segment.

•	On February 5, 2014, we acquired 100% of the outstanding securities of OnPoint Consulting, Inc. (“OnPoint”), a technology consulting firm providing enterprise systems and infrastructure services to federal government customers based in Arlington, Virginia. We acquired OnPoint to expand our portfolio of government clients and contracts for application development, cyber-security services and IT infrastructure services. The acquisition added approximately 150 people and was allocated to our Sapient Government Services reportable segment.

Further, our 2013 financial results demonstrated strong growth in revenue, net income and operating margin. Specifically, for the year ended December 31, 2013:

•	Service revenues were $1.259 billion, up 12% from 2012.

•	GAAP income from operations was $120.3 million, or 9.6% of revenues, up 25.3% from 2012.

•	Non-GAAP income from operations[1] was $167.7 million or 13.3% of revenues, up 23.7% from 2012.

•	GAAP diluted net income per share attributable to our stockholders was $0.54, up 31.7% from 2012.

Stockholder Engagement and Resulting Changes

In 2013, approximately 77% of the votes cast voted in favor of the non-binding advisory vote on our Executive Program, demonstrating stockholder support of the Company’s approach to executive compensation. The Compensation Committee is committed to understanding the perspectives of our shareholders as it designs and implements our executive compensation program in the best interests of the Company. Therefore, since the

1 “Non-GAAP income from operations” is not a financial measure reported under GAAP. See pages 33 and 34 of our Annual Report on Form 10-K for the year ended December 31, 2013 for a reconciliation of non-GAAP income from operations to income from operations, the nearest financial measure reported under GAAP.

2013 vote results were lower than in previous years in which votes in favor exceeded 90%, we engaged in further analysis of the Executive Program, including reviewing input from several of our largest institutional stockholders, and considered analysis from Mercer, regarding potential modifications to our Executive Program. Informed by this analysis, in consultation with management and Mercer, the Committee reaffirmed the fundamental principle of our compensation philosophy to clearly link executive compensation to Sapient’s financial performance, and implemented certain enhancements to the program, with the consent of the CEO, as follows: (1) modified the CEO’s 2013 long-term incentive compensation to reduce the number of time-based RSUs and to instead award “ at risk” performance-based RSUs; (2) adopted a stock ownership guideline for the CEO; and (3) committed to structure all of our NEOs’ 2014 long-term incentive compensation to include meaningful “at risk” performance-based RSU awards.

2013 Compensation Highlights

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, consists of both fixed (i.e., base salary) and “at risk”/variable components (i.e., annual cash incentives and long-term incentives). Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize variable compensation over fixed compensation.

Set forth below are charts for the CEO, and separately for the other NEOs as a group, illustrating the percentage of total compensation attributable to the various components of fixed and “at risk”/variable compensation for the 2013 fiscal year.

*	For both pay mix charts, base salary, actual short-term incentives and long-term incentives are disclosed in the 2013 Summary Compensation Table on page 55 of this Proxy Statement.

Executive Program Design and Implementation Practices

We continue to maintain effective and current practices in designing and implementing our Executive Program. These practices include the following:

•	aligning annual incentive awards with annual operating, financial, and strategic objectives;

•	rewarding and incentivizing significant increases in stockholder value, and promoting executive retention, through long-term, performance-based equity incentive awards, which “cliff” vest after a three-year period and require continuous employment;

•	encouraging retention of valued executives and stock price growth through time-based equity incentive awards, which vest in equal installments over a four year period;

•	positioning base salary at or below the market median of our peer companies unless otherwise warranted due to the strategic importance of a role or individual performance, among other factors;

•	not offering any “tax gross-ups” to our executives (except in one limited circumstance in connection with relocation benefits for one executive);

•	prohibiting the repricing or exchange of equity awards without stockholder approval;

•	using “double-trigger” severance arrangements in connection with a change-in-control; and

•	except as noted for Christian Oversohl, Senior Vice President and Managing Director — SapientNitro Asia Pacific, not offering any supplemental executive health and welfare or retirement programs, or providing any other supplemental benefits or perquisites to our executives.

Say-on-Pay Results and Stockholder Outreach

Say-on-Pay Results

In 2013, the Company’s stockholders had an opportunity to cast an advisory vote on our Executive Program (the “say-on-pay proposal”). Approximately 77% of the votes cast voted in favor of the non-binding proposal, demonstrating stockholder support of the Company’s approach to executive compensation. We value the opinions of our stockholders and consider the outcome of the say-on-pay votes, as well as shareholder feedback received throughout the year, when making compensation decisions for our NEOs. The Committee, therefore, acknowledged that the 2013 vote results were lower than in previous years, in which votes in favor exceeded 90%. Accordingly, following the 2013 say-on-pay vote, the Committee engaged in further analysis of the Company’s Executive Program. During June and July 2013, the Committee engaged in a series of discussions about our compensation philosophy and possible design alternatives to our Executive Program to help ensure the Executive Program is designed in the best interests of the Company. At the direction of the Committee, management, including our Director of Investor Relations, met with several of our largest institutional stockholders to better understand stockholder perspectives relevant to our Executive Program. Informed by this analysis, and in consultation with management and Mercer, the Committee reaffirmed the fundamental principle of our compensation philosophy to clearly link executive compensation to Sapient’s financial performance, and implemented the following modifications, with the consent of our CEO, to our Executive Program:

•	Adopted a stock ownership guideline for our CEO (see page 52);

•	Modified our CEO’s 2013 long-term incentive compensation to reduce the number of time-based RSUs and to award, instead, “at risk” performance-based RSUs (see page 46); and

•	Committed to structure all of our NEOs’ 2014 long-term incentive compensation to include meaningful “at risk” performance-based RSU awards (see page 45).

At the 2014 Annual Meeting, we again will hold an annual advisory vote to approve executive compensation. The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from stockholders.

Stockholder and Proxy Advisory Service Outreach

Our stockholder outreach efforts during June and July 2013 helped to inform the Committee’s actions with respect to the changes made to our Executive Program in 2013, as outlined above. During the end of 2013 and the beginning of 2014, we again engaged with several of our largest institutional stockholders, representing approximately 45% of our outstanding shares, as well as Institutional Shareholder Services (“ISS”), a proxy advisory service, to provide them with a high-level overview of the changes made to our Executive Program in 2013, and to seek their views on executive compensation and other important corporate governance matters. Both ISS and the stockholders with whom we spoke reacted positively to the changes we made to our Executive Program in 2013, in particular, the reduction of time-based RSUs and the increase of “at risk” performance-based RSUs to our CEO. They also reacted positively to other components of our Executive Program, including the new stock ownership guideline for our CEO. We highly value the views of our stockholders and ISS, and we, therefore, will engage with such constituencies in the future on matters of significance regarding our Executive Program.

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within a cost structure that aligns executive compensation with our stockholders’ interests. The objectives and strategy of our Executive Program are to:

•	structure clear, understandable rewards that enable Sapient to attract and retain top management talent critical to driving our performance and building long-term stockholder value;

•	encourage individual performance and achievement by weighing individual accomplishments and contributions in determining the executive’s base salary, annual cash incentive payments and equity-based awards;

•	reward executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay;

•	provide annual cash incentives to promote Sapient’s short-term operational objectives, such as business unit/operating segment[2] performance, and long-term (e.g., equity-based) incentives to reward strong performance and promote Sapient’s long-term strategic goals as well as executive recruitment and retention; and

•	promote equality and fairness in our compensation approach on a company-wide basis by offering the same or similar compensation components to both our executives and non-executive employees. For example, all of our executives participate in the global annual cash incentive programs, which compensate our employees based on Company performance, and in which the vast majority of our worldwide employees participate. Additionally, other than receiving certain severance and change in control benefits described below, our executives receive the same benefits, including health and welfare benefits, as our non-executive employees. Similarly, we do not offer retirement packages or other pension benefits, or provide material perquisites, to our executives.

2 For purposes of this CD&A, the terms “business unit” and “operating segment” are used interchangeably.

How We Make Compensation Decisions

Role of Management and Outside Advisor in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with the CEO, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, and their promotion of and contributions to the achievement of our business strategy and Strategic Context (defined as our Company purpose, core company values, vision, goals, and client value proposition). Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in “Compensation Decision-Making Process,” below.

The CEO typically attends Committee meetings at which the Committee reviews the financial and operational performance of the Company and the performance of individual executives (other than himself), and discusses the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review process. Nonetheless, the Committee retains ultimate authority over compensation decisions for our executives, and only Committee members (and no members of management) approve executive compensation.

The Committee has retained Mercer to be the Committee’s advisor for the Executive Program. In 2013, Mercer assisted the Committee by assessing the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation.

Compensation Decision-Making Process

We operate in a highly dynamic environment in which there is strong demand and competition for experienced and highly-competent top talent. To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee considers multiple sources of information, including the compensation practices of other companies within our Executive Peer Group (defined and described below), individual performance and objectives, the dynamic and competitive marketplace in which we operate, individual compensation history and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

Target Market Development

The Committee uses competitive assessments to understand executive pay programs, pay levels and pay mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

In assessing competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and on rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to below the market median of the Executive Peer Group (“Executive Peer Group”) described below (the “Median”), and total executive compensation (inclusive of equity-based incentive compensation) set so as to be competitive for skilled and highly-competent top talent in the dynamic and evolving marketplace in which we operate. Pay levels for specific individuals and/or job functions may vary from targets based on market demand for particular talent, strategic importance of the role, or performance of the individual, among other factors.

To assess the market competitiveness of our Executive Program, the Committee reviews its Executive Peer Group each year. In light of Sapient’s unique market position and differentiated service offerings, an Executive Peer Group consisting of comparable-sized companies that provide the breadth and complement of marketing and technology services that Sapient provides its clients is not readily apparent. Although certain large marketing holding companies and large professional services companies may be considered industry peer companies because they provide services similar to Sapient’s, their size, as reflected by their net revenue and market capitalization, make them inappropriate peer companies for purposes of the Committee’s Executive Peer Group. Nonetheless, for 2013, the Committee used best effort to assemble an Executive Peer Group consisting of companies that are similar to Sapient in terms of structure, organization, selling capacity, revenue and/or market capitalization:

Company Name	Net Revenue ($ million)[1]	Market Capitalization ($ million)[2]
Gartner Inc.	$1,469	$4,614
IHS Inc.	$1,326	$7,502
Red Hat Inc.	$1,134	$10,817
Acxiom Corp.	$1,131	$1,280
Ciber Inc.	$990	$254
MDC Partners, Inc.	$943	$322
Navigant Consulting Inc.	$785	$570
Huron Consulting Group Inc.	$658	$741
VSE Corp.	$619	$123
Valueclick Inc.	$560	$1,221
Corporate Executive Board Co.	$485	$1,561
75th Percentile	$1,132	$3,088
Median	$943	$1,221
25th Percentile	$638	$446
Sapient	$1,021	$1,390

(1) Represents the annual net revenue as of the most recent fiscal year end available at the time of assessment. For Sapient, amount shown is for the fiscal year ended December 31, 2011.

(2) Represents the number of common shares outstanding times the closing stock price at the time of assessment. For Sapient, amount shown is as of August 31, 2012.

Source: Standard & Poor’s Research Insight Database

To give the Committee a broader industry perspective on executive compensation, Mercer, in addition to compiling Executive Peer Group information, provided the Committee published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The Committee principally used the 2013 Mercer Executive Remuneration Database for executive compensation survey data.

Individual Performance Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed upon objectives in determining base salaries, annual cash incentive targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings targets that are established early in, or before, the applicable measurement year;

•	Assessment of leadership qualities including mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity and promotion of and contribution to the achievement of our Strategic Context and competencies; and

•

Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee reviews the executive’s performance and considers the executive’s performance against those objectives to inform its decision making concerning the executive’s prior year’s annual cash incentive payment (paid annually in March) and equity awards for the current year (determined annually). Performance against objectives also informs decision making relating to base salary changes and annual cash incentive targets, which the Committee had historically approved in the first quarter of each year.

Beginning in 2013, the Committee began making these determinations in the third quarter of the year, effective on August 1, to remain in step with the compensation practices of the rest of the Company. Management established August 1 as the effective date for annual compensation adjustments so that the adjustments could more accurately reflect the Company’s performance and the macroeconomic environment of the current year. Executive objectives include a mix of quantifiable and objective goals (e.g., business unit profitability and revenue improvement, in the case of business unit leads) and qualitative and subjective goals. Additionally, all executives are accountable for developing talent and making organizational changes to improve performance, driving improvement in processes and efficiencies, reducing operating costs, and achieving other objectives specific to their domains.

In determining our executives’ annual compensation packages, and awarding annual and long-term incentives, the Committee does not weight a specific performance criteria more heavily than another, but rather assesses the totality of the individual’s performance against all criteria in setting that individual’s compensation.

Individual Compensation History

The Committee reviews each executive’s compensation history, including equity awards and salary progression, in making its current year compensation decisions. In considering compensation changes for our executives, the Committee reviews the Company’s financial performance in the prior year, each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior five years (or fewer years for those executives who have worked at the Company less than five years), and actual and target annual cash incentives in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring our executives are compensated fairly, relative to each other, for their contributions to the Company. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. The Committee performed an internal pay equity assessment for 2013 and determined that the compensation packages for our NEOs were equitable. Adjustments to our executives’ compensation, however, were made in light of company performance, external market data and executive achievement against individual performance objectives.

What We Pay and Why: Elements of Compensation

Overview of Pay Elements

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries (see page 40)	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities and stewardship of the Company’s values	Amounts are dependent on market demand for particular talent and the executive’s competencies, responsibilities and contributions to Sapient

Benefits (see page 50)	Provide reasonable, market comparable benefits intended to attract and retain high performing executives

Executives participate in health and welfare, retirement and time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance, and retirement savings plans and time-off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

“At Risk” and Variable Compensation
Annual Cash Incentives (see page 42)	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives; focus on promotion of and contribution to achievement of Sapient’s business strategy and Strategic Context

Formula-based cash payments

Funding is based on Company and business unit performance and attainment of annual business and financial goals

Ultimate payout also depends on individual performance

Designed to reward desired behavior while not encouraging excess risk

Long-Term Incentives (see page 45)

Provide performance-based equity compensation to reward and incentivize significant increases in shareholder value thereby aligning the interests of executives and stockholders

Balance with short-term focus of annual cash incentive payments

Promote executive retention, and long-term commitment to Sapient, and reward executives for improved company performance through time-based equity awards requiring continuous employment

RSU awards with time-based vesting in equal installments over four-year period requiring continuous employment, and performance-based with three-year “cliff” vesting requiring continuous employment

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements in the Executive Program. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual cash incentive payment levels by year, competency levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize variable compensation (i.e., annual cash incentives and equity-based awards) over fixed compensation (i.e., base salary).

The 2013 compensation for our NEOs resulted in the following pay mixes:

Base Salary

Base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually based upon numerous factors, including individual performance, job responsibilities and experience, promotions or changes in role, impact on the development and achievement of our strategic initiatives, the state of the labor market, benchmarking data and our ability to attract and retain critical executives. The Committee aims to establish base salaries equal to or below the market median of the Executive Peer Group as described above.

In considering these factors, the Committee approved base pay increases in 2013, effective as of August 1, 2013, as follows:

•

Mr. Herrick received a 4% increase in recognition of his leadership contributions to the Company and his strong performance in 2012 and early 2013. Through key acquisitions, including Second Story, Iota Partners, and (m)PHASIZE, Mr. Herrick strengthened the Company’s capabilities and acquired new strategic talent for the Company. In addition, he continued to develop, and execute against, the

Company’s strategy, and to evolve the Company’s marketing and brand positioning. He also advanced the effectiveness of the Company’s organizational design to capitalize on market opportunities emerging in connection with the Company’s growth and global expansion.

•	Mr. Tibbetts received a 4.3% increase in recognition of his role and responsibilities associated with leadership of Sapient’s Finance Team in an increasingly complex and global business, and his contributions to several M&A transactions.

•	Mr. Wexler received a 13.4% increase in recognition of his contributions to the Company and SapientNitro North America in particular, and his promotion expanding his responsibilities beyond North America to include SapientNitro Europe. His significantly expanded role and responsibilities, with oversight of a majority of the Company’s revenue, and his strong financial leadership, and overall performance in 2012 and early 2013, were key factors contributing to his significant base salary increase.

•	Mr. Register received an 8.6% increase in recognition of his expanded leadership role and focus on successful growth of the Sapient Global Markets business in 2012, particularly given the challenging business environment for the investment banking sector in 2011. His committed leadership resulting in strong financial performance in 2012 and early 2013 for Sapient Global Markets, among other factors, prompted his base salary increase.

•	Mr. LaSala received a 5.1% increase in recognition of his balanced perspective on legal, compliance and risk-related issues, and the importance of his role given Sapient’s size, growth and complexity. Mr. LaSala had solid overall performance throughout 2012 and in early 2013, particularly on M&A transactions, governance matters and internal policies.

•	Dr. Oversohl received a 4.0% increase in recognition of his efforts to lead SapientNitro Asia Pacific as Managing Director to build a substantial presence, and enable expansion, for SapientNitro in Asia Pacific.

The following chart summarizes the annualized base salary changes from 2012 to 2013 for the NEOs, as approved by the Committee in July 2013.

Name	2012 Base Salary	2013 Base Salary	Increase Percentage

Alan J. Herrick	$660,000	$686,400	4.0%
Joseph S. Tibbetts, Jr.	400,000	417,000	4.3%
Alan M. Wexler	410,000	465,000	13.4%
Harry “Chip” Register	350,000	380,000	8.6%
Joseph A. LaSala, Jr.	350,000	368,000	5.1%
Christian Oversohl (1)	381,580	396,843	4.0%

(1)	Although not reflected in this chart, the Committee approved Dr. Oversohl’s 2013 base salary in local currency in addition to approving his 2013 base salary in USD. In Singapore Dollars (“SGD”), Dr. Oversohl’s approved 2013 base salary was SGD485,732, and his approved 2012 base salary was SGD467,050. Accordingly, Dr. Oversohl’s pay increased by 4.0%, or SGD18,682 in local currency. The Committee used an exchange rate of 0.817 in connection with the conversion from SGD to USD.

Annual Cash Incentives

We pay annual cash incentives to drive achievement of key business results and to recognize individuals based on their contributions to those results. Our annual cash incentive program links executive pay directly to our financial performance.

Overview of Annual Cash Incentive Program

The Committee considers and approves target annual cash incentive payments for our NEOs based on external market data, internal pay relationships, individual, business unit and company performance, and Sapient’s compensation philosophy.

For the CEO. The Committee believes that the CEO annual cash incentive should directly correlate with the Company’s financial performance. Accordingly, the Committee, during the first quarter of the year, establishes a non-discretionary, objective, performance-based cash incentive target, typically equal to 135% of CEO base pay (the “CEO Annual Cash Incentive Target”), although the target percentage is not formulaic and may be adjusted in future years to align with our pay philosophy and competitive practices. The amount of the CEO annual cash incentive paid out to our CEO is based upon Sapient’s performance against a fiscal year non-GAAP operating profit3 target (the “Profit Target”), which is derived from company-wide business and financial objectives reviewed and approved by our Board. For 2013, the Profit Target was $193.2 million. The CEO annual cash incentive payment typically is capped at $2 million, and is $0 if the Company’s actual profit achievement as a percentage of the Profit Target (the “Profit Achievement Percentage”) is less than 20%. The Profit Achievement Percentage is determined based on non-GAAP operating profit, which was $167.7M for 2013, adjusted to eliminate the effect of businesses acquired or sold by the Company during the year, measured against the Profit Target. The following formula is used to calculate the annual cash incentive payout for Mr. Herrick:

2013 CEO Annual Cash Incentive Target     X     Profit Achievement Percentage

For the Other NEOs. With respect to our NEOs other than Mr. Herrick (the “Other NEOs”), our annual cash incentive program rewards the executives for their achievement of short-term financial and operational goals, as well as their promotion, and contributions toward the achievement, of our Strategic Context. Additionally, the annual cash incentive program rewards achievement of individual performance goals. Consequently, unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual cash incentive, many of the metrics used to assess the Other NEOs’ performance are qualitative as well as quantitative, which allows the Committee to exercise discretion in determining payments.

The Other NEOs’ annual cash incentives are administered pursuant to our Global Performance Bonus Plan (the “Global Plan”). As noted above, Sapient management sets company-wide business and financial objectives that our Board reviews and approves in the first quarter of each year. These objectives translate into financial targets, and associated bonus pool funding targets under the Global Plan, for the payment of the Other NEO and other Sapient employee bonuses. For 2013, our bonus pool funding was based upon Sapient’s actual achievement of non-GAAP operating profit, which was $167.7M in 2013, adjusted to exclude the impact of bonus payments, against the Profit Target.

Bonus pool funding for our internal operations Global Shared Services (“GSS”) team – of which Messrs. LaSala and Tibbetts are a part – is based on overall company performance. Bonus pool funding for each of our operating segments teams is based on overall company performance as well as each segment’s performance against its own operating profit target and financial performance relative to other segments’ financial

3 We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back all expenses (benefits) for, or relating to, matters arising directly from the ongoing review of stock-based compensation granting practices and any related restatement expenses, stock-based compensation expense due to the application of FASB ASC Topic 718, restructuring and other related charges, amortization of purchased intangible assets and any other items identified as “non-GAAP” in our earnings release financial statements or other public disclosures.

performance (each such performance factor referred to herein as an “Operating Performance Factor”). The Other NEOs may receive an annual cash incentive payment considerably less than their annual cash incentive targets.

The Committee sets annual cash incentive targets for the Other NEOs effective as of August 1st of each year. Accordingly, the following formula is used to calculate annual cash incentive payouts for the Other NEOs, with final payout subject to Compensation Committee discretion in connection with qualitative performance factors:

(58.33%     X     2012 Annual Cash Incentive Target     X     Operating Performance Factor)

PLUS

(41.67%     X     2013 Annual Cash Incentive Target     X     Operating Performance Factor)

Summary of Payments

The following table shows the actual annual cash incentive payments awarded to our NEOs for 2013:

Name	2012 Annual Cash Incentive Target	2013 Annual Cash Incentive Target	Operating Performance Factor (1)		Actual Annual Cash Incentive Payment for 2013 Performance(1)

Alan J. Herrick (2)	$891,000	$926,600	81.0%		$ 750,546
Joseph S. Tibbetts, Jr.	300,000	307,506	79.7	% (3)	244,954
Alan M. Wexler	365,000	390,020	80.6	% (4)	314,513
Harry “Chip” Register	340,000	350,425	84.9	% (5)	297,380
Joseph A. LaSala, Jr.	190,000	198,340	79.7	% (6)	157,994
Christian Oversohl (7)	291,458	297,609	65.2	% (8)	194,109

(1)	Due to the Company’s previously disclosed restatement of its financial statements for certain prior periods due to the impact of certain prior period errors related to employment-related tax liabilities associated with the movement of employees globally and corporate and personal tax liabilities resulting from cross-border mobility of employees into various countries (the “Restatement”), management recommended, and the Committee agreed, that the annual cash incentive payments for the Other NEOs would be reduced to reflect the impact of the expense associated with the prior period errors on the bonus pool available to vice presidents and more senior employees, including the Other NEOs. The impact of this adjustment was 0.5%. For purposes of this column, percentages are rounded up to the nearest tenth.
(2)	As noted above, Mr. Herrick’s annual cash incentive is calculated by multiplying the 2013 CEO Annual Cash Incentive Target (i.e., $926,600) by the Profit Achievement Percentage (i.e., 88.1%), which the Committee determined to be $816,335 for the year ended 2013. Mr. Herrick, however, voluntarily proposed to decrease his annual cash incentive payment by 7%, and the Committee accepted Mr. Herrick’s proposal, to more closely align his annual cash incentive payment with the Company’s operating performance factor, as adjusted for vice presidents and more senior employees, to take into account the impact of the expenses associated with the prior period errors previously disclosed as part of the Restatement.
(3)	Factor equal to the bonus pool fund percentage for GSS, which was 79.7%.
(4)	Factor was weighted 30% for overall company performance (at 79.7%) and 70% for the performance of his operating segments, SapientNitro North America and Europe and Sapient Government Services (at 81.1%).
(5)	Factor was weighted 30% for overall company performance (at 79.7%) and 70% for the performance of his operating segment, Sapient Global Markets (at 87.1%).
(6)	Factor equal to the bonus pool fund percentage for GSS, which was 79.7%.
(7)	Dr. Oversohl’s 2013 Annual Cash Incentive Target in local currency was SGD370,644 and his Actual Annual Cash Incentive Payment in local currency was SGD246,175. For purposes of this table, the Committee used an exchange rate of 0.7885 in connection with the conversion from SGD to USD. Dr. Oversohl’s 2012 Annual Cash Inventive Target in local currency was SGD364,049 and was converted from SGD to USD using an average of the 2012 SGD to USD exchange rate.
(8)	Factor was weighted 30% for overall company performance (at 79.7%) and 70% for the performance of his operating segment, SapientNitro Asia Pacific, which was assessed to be 59.0% for bonus payout purposes.

The Committee also has authority to award discretionary bonuses (in addition to our annual cash incentive payments) to our NEOs based on criteria and conditions the Committee determines. The Committee did not award any discretionary bonuses for 2013.

Other Considerations

In setting the amount of each Other NEO’s actual cash incentive award, the Committee considered a number of quantitative and qualitative factors, including, but not limited to:

•	achievement of financial and operational goals of the Company and each business unit;
•	performance against various individual goals and objectives;
•	contributions to senior leadership team;
•	leadership skills;
•	roles and responsibilities within the Company;
•	potential for growth; and
•	promotion and contributions toward the achievement of our Strategic Context.

In addition, the Committee considered the following individual accomplishments for the Other NEOs:

Mr. Tibbetts. The Committee considered his performance against various individual goals and objectives for 2013. Based on Mr. Tibbetts’ strong performance across these areas and in recognition of Mr. Tibbetts’ refocused efforts on our financial infrastructure, the Committee elected to award him an annual cash incentive payment based on the Operating Performance Factor of 79.7% for GSS, of which Mr. Tibbetts is a part.

Mr. Wexler. The Committee determined Mr. Wexler’s 2013 annual cash incentive payment based principally on his 2013 performance against profit achievement goals within North America and in Europe. Specifically, our SapientNitro North America operating segment achieved 87.4% against a profit target of $210.4 million, our SapientNitro Europe operating segment achieved 88.0% against a profit target of $93.0 million, and our Government Services operating segment, which is led by Senior Vice President Teresa Bozzelli, achieved 110.3% against a profit target of $14.9 million, each measured in constant currency. Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives in determining his 2013 annual cash incentive payment, as well as his increased responsibilities this year for SapientNitro Europe and the scope of his overall global role within the Company.

Mr. Register. The Committee determined Mr. Register’s 2013 annual cash incentive payment based principally on his 2013 performance against profit achievement goals within Sapient Global Markets. Specifically, our Global Markets operating segment achieved 94.8% against a profit target of $111.7 million, measured in constant currency. Additionally, the Committee weighed Mr. Register’s leadership and achievements against individual objectives in determining his 2013 annual cash incentive payment, the scope and success of his role within the past year, his efforts to revitalize the Global Markets business, despite a difficult business environment in previous years, and his overall strategy and vision for Global Markets.

Mr. LaSala. The Committee considered his performance against various individual goals and objectives for 2013, his leadership efforts in navigating the Company through legal, compliance and risk-related issues, and the overall importance of his role as general counsel, given our size and global presence. Based on Mr. LaSala’s strong performance across these areas, the Committee elected to award him an annual cash incentive payment based on the Operating Performance Factor of 79.7% for GSS, of which Mr. LaSala is a part.

Dr. Oversohl. To determine Dr. Oversohl’s 2013 annual cash incentive payment, the Committee considered Dr. Oversohl’s performance against various individual goals and objectives for 2013, his leadership of our SapientNitro Asia Pacific operating segment, including his efforts to build a strong leadership team and expand business opportunities for SapientNitro Asia Pacific.

Long-Term Incentive Program

Overview of Long-Term Incentive Program

Long-term incentive opportunities are the largest element of total executive officer compensation. We use long-term incentives to balance the focus of our annual cash incentive program by tying awards to performance over multi-year periods. Additionally, these incentives are designed to motivate executive officers to make decisions supporting long-term company financial interests while also serving as the primary tool for recruitment and retention.

Long-term incentive awards are typically delivered through time-based and performance-based RSUs. Once vested, each RSU represents the right to receive one share of our common stock. Because RSUs may increase in value based on the market price of our stock, we believe that RSUs motivate and reward our leaders’ high performance, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner.

We believe RSUs align with our general philosophy of linking compensation to actual performance and de-emphasizing fixed compensation by positioning executive base salaries at or below the Median. More specifically, performance-based RSUs reward and incentivize significant increases in shareholder value, while promoting retention through a three-year vesting schedule requiring continuous employment. Our time-based RSUs, which vest in equal installments over a four-year period and also require continuous employment, promote executive retention, and long-term commitment to Sapient, while encouraging long-term Company growth. Further, grants of RSUs encourage executive ownership of the Company’s shares, and align our executives’ incentives with the interests of our stockholders.

We typically grant equity awards to our CEO and other executives once per year in the first quarter, on a pre-determined grant date that occurs shortly after the Committee reviews and approves the annual equity awards.

The Committee has developed RSU grant ranges for our senior leadership team, and, within those ranges, allocates awards to our executives based on company, business unit and individual performance during the prior year, total cash compensation, amount of equity appropriate to achieve our pay mix and pay goals relative to our target market, and historical equity grants. The Committee believes this framework ensures not only that each executive receives an appropriate award, but also that the awards are equitably determined for all members of our senior leadership team.

2013 Long-Term Incentive Awards

The Committee granted the following awards to our CEO and the Other NEOs during the fiscal year ended December 31, 2013.

For the CEO. The following table sets forth the number of RSUs awarded to Mr. Herrick in 2013, which are described in further detail below. In addition, as described below under “RSUs Earned in Fiscal Year 2013,” Mr. Herrick also earned performance-based RSUs during the fiscal year ended December 31, 2013, which the Committee previously granted to him in 2011 and 2010.

Alan J. Herrick	Time-Based RSUs	Performance–Based RSUs

Original award:
Original 2013 CEO Award	365,000	—
Modified award:
Modified 2013 CEO Award	202,500	162,500
Ancillary 2013 CEO Award	—	40,626

Total # of RSUs, as modified	202,500	203,126

Original 2013 CEO Award

In February 2013, consistent with our 2012 long-term incentive award structure, the Committee established an annual long-term equity incentive opportunity for Mr. Herrick in the form of 365,000 time-based RSUs (the “Original 2013 CEO Award”) based on their estimated value on the date of grant. The Committee considered many factors when determining the terms of the Original 2013 CEO Award, including the macro-economic environment, the evolving and dynamic nature of Sapient’s business, and the interest in establishing a retentive long-term award given Mr. Herrick’s accomplishments as CEO. The Original 2013 CEO Award represented approximately 73% of the total target compensation for Mr. Herrick. However, as discussed below under “Modified 2013 CEO Award and Ancillary 2013 CEO Award,” the Committee modified the Original 2013 CEO Award in July 2013.

Modified 2013 CEO Award and Ancillary 2013 CEO Award

As discussed above under “Say-on-Pay Results and Stockholder Outreach,” following the say-on-pay voting results at the 2013 Annual Meeting, the Committee undertook a comprehensive review of the Company’s Executive Program, which included detailed consideration and analysis of the current Executive Program, as well as discussions with several of our largest institutional stockholders and Mercer. Following the review, in July 2013, the Committee modified the Original 2013 CEO Award to reduce the number of time-based RSUs awarded and to instead award “at risk” performance-based RSUs (in the aggregate, as modified, the “Modified 2013 CEO Award”). Specifically, the Modified 2013 CEO Award consists of (i) 202,500 RSUs, subject to time-based vesting conditions (the “Modified Time-Based RSUs”) and (ii) 162,500 RSUs, subject to performance-based vesting conditions (the “Modified Performance-Based RSUs”). The Modified Time-Based RSUs will vest 25% on each anniversary of the grant date over a four-year period. Both the Modified Performance-Based RSUs and the Modified Time-Based RSUs retain the original grant date of April 1, 2013.

To complete the modification of the Original 2013 CEO Award, the Committee awarded an additional 40,626 RSUs, subject entirely to performance-based vesting conditions (the “Ancillary 2013 CEO Award”) to Mr. Herrick to reflect the approach the Committee takes when determining economic value of “at risk” RSUs in light of the intended economic value of the Original 2013 CEO Award and the Modified 2013 CEO Award as of the date of the modification. Additionally, with the grant of the Ancillary 2013 CEO Award, the majority of the CEO 2013 RSU Award was “at risk” using performance-based RSUs. The Ancillary 2013 CEO Award has a grant date of August 1, 2013.

The Modified Performance-Based RSUs and Ancillary 2013 CEO Award have a vesting commencement date of April 1, 2013, and may be earned as follows:

•	Up to 81,250 Modified Performance-Based RSUs and up to 20,313 RSUs underlying the Ancillary 2013 CEO Award will vest on April 1, 2016, subject to the Company achieving a revenue growth performance target for the three-year performance period ending December 31, 2015; and

•	Up to 81,250 Modified Performance-Based RSUs and up to 20,313 RSUs underlying the Ancillary 2013 CEO Award will vest on April 1, 2016, subject to the Company achieving a non-GAAP income from operations performance target in each of fiscal years 2013, 2014 and 2015 (each, a “performance period”). Of this portion of the Modified Performance-Based RSUs and the Ancillary 2013 CEO Award, up to one third may be earned per performance period.

The Company’s level of performance against the relevant performance target determines the amount of the award eligible to be earned by Mr. Herrick following the applicable performance period. Performance below the performance target levels results in forfeiture of some or all of the Modified Performance-Based RSUs and the RSUs underlying the Ancillary 2013 CEO Award. Once earned, the Modified Performance-Based RSUs and the RSUs underlying the Ancillary 2013 CEO Award will vest in full on the third anniversary of the vesting commencement date (i.e., April 1, 2016), subject to Mr. Herrick’s continuous employment through such date. The specific performance measures for the Modified Performance-Based RSUs and the RSUs underlying the Ancillary 2013 CEO Award are described below under “Performance Measures.”

Performance Measures

As previously noted, Sapient management sets company-wide business objectives, financial objectives, and financial targets that our Board reviews and approves in the first quarter of each year. The Committee then reviews the company-wide financial targets in connection with setting the performance measures4 and performance targets5 for our performance-based RSUs, including the awards discussed above. The Committee establishes the performance measures and performance targets at the beginning of the applicable performance period, at a time when the performance results are substantially uncertain. The Committee does not make changes to the performance measures or performance targets as a result of subsequent revisions to the Company’s business projections.

The Committee selected Revenue Growth and Non-GAAP Income from Operations (both defined below) as the performance measures for the Modified Performance-Based RSUs and the Ancillary 2013 CEO Award on the basis that they are the principal indicators of the Company’s overall performance. Both the Committee and management believe achievement of performance targets for each of these performance measures will help create long-term value for the Company’s stockholders. Recognizing the need for sustained growth while balancing the dynamic nature of our evolving business model, the Committee carefully considered the three-year performance periods for the revenue growth target and the one-year performance period for the non-GAAP income from operations target. The Committee believes combining the three-year performance period for revenue growth and one-year performance periods for profit, and an extended vesting date of April 1, 2016, results in a performance measurement model that incents and rewards value-creation for stockholders in a reliable, long-term manner.

•	Revenue Growth, which is measured based on the Company’s compound annual growth rate (“CAGR”) for the three-year performance period ending December 31, 2015.

•	Non-GAAP Income from Operations (“NGIO”), which is defined as income from operations as reported in the Company’s publicly filed financial statements on Form 10-K, excluding certain expenses and benefits such as stock-based compensation expense, restructuring and other related charges (benefits), amortization of purchased intangible assets, acquisition costs and other related charges, impairment charges, and any other items identified as “non-GAAP” in the Company’s publicly filed financial statements on Form 10-K. This performance measure is measured in three separate performance periods — fiscal years 2013, 2014 and 2015.

For the Other NEOs. In February 2013, consistent with our 2012 long-term incentive award structure, the Committee established annual long-term equity incentive opportunities for the Other NEOs in the form of time-based RSUs based on their estimated value on the date of grant. Such long-term incentive awards represented approximately 49%, on average, of the total target compensation for the Other NEOs. The time-based RSUs granted to the Other NEOs vest 25% on each anniversary of the grant date over a four-year period and have a grant date of April 1, 2013. In addition, as described below under “RSUs Earned in Fiscal Year 2013,” Messrs. Tibbetts, Wexler, Register and Dr. Oversohl also earned performance-based RSUs during the fiscal year ended December 31, 2013, which the Committee previously granted to such NEOs in 2011.

4 When the term “performance measure” is used in this Proxy Statement, we are referring to the category of performance to be measured (e.g., revenue growth or non-GAAP income from operations).

5 When the term “performance target” is used in this Proxy Statement, we are referring to the specific percentage levels to be achieved under the award, which are established by the Committee at “threshold”, “target” and “maximum” percentages for each performance measure.

The following table sets forth the number of RSUs awarded to the Other NEOs in 2013:

Name	Time-Based RSUs

Joseph S. Tibbetts, Jr.	55,000
Alan M. Wexler	100,000
Harry “Chip” Register	85,000
Joseph A. LaSala, Jr.	35,000
Christian Oversohl	55,000

For our 2014 Executive Program, the Committee has elected to further align the Other NEO’s compensation to Sapient’s financial performance by awarding “at risk” performance-based RSUs to all of our NEOs. See additional information regarding the Committee’s decisions for our 2014 Executive Program under “Plan Structure for 2014 Long-Term Incentive Awards” below.

RSUs Earned in Fiscal Year 2013

Messrs. Herrick, Tibbetts, Wexler, Register and Dr. Oversohl earned the following performance-based RSUs during the fiscal year ended December 31, 2013, which the Committee previously granted to such NEOs in 2013, 2011 and 2010.

Modified 2013 CEO Award and Ancillary 2013 CEO Award

The Modified Performance-Based RSUs and Ancillary 2013 CEO Award were granted to Mr. Herrick in 2013, as described above. The following table sets forth the performance targets and related percentages of the Modified Performance-Based RSUs and Ancillary 2013 CEO Award eligible to be earned by Mr. Herrick based on NGIO during the performance period measured from January 1, 2013 to December 31, 2013. The table also includes the Company’s actual achievement of such performance measure and the related RSUs actually earned by Mr. Herrick during fiscal year 2013.

2013 Performance Year Measure	Threshold (60% of eligible RSUs earned)	Target (80% of eligible RSUs earned)	Maximum (100% of eligible RSUs earned)	Actual Achievement of Performance Measure	Eligible RSUs Actually Earned

NGIO	$115,920,000	$154,560,000	$193,200,000	$167,731,000	86.8%

Number of RSUs – Modified Award	16,250	21,667	27,084	N/A	23,513 (1)

Number of RSUs – Ancillary Award	4,062	5,416	6,771	N/A	5,878 (1)

(1) These RSUs will vest in full on April 1, 2016, provided the CEO remains continuously employed by the Company through such date.

CEO 2010 Strategic RSUs

Background of Award. As previously disclosed in our proxy statements for fiscal years 2010, 2011 and 2012 (the “Prior Years’ Proxy Statements”), on March 26, 2010, the Committee approved an equity award to Mr. Herrick, which included 50,000 RSUs subject to vesting based on the Board’s determination of Mr. Herrick’s achievement of certain strategic objectives during 2011 and 2012 (the “Strategic RSUs”).

Performance Measures. On March 22, 2012, the Board established the following strategic objectives upon which Mr. Herrick’s performance would be measured for purposes of vesting of the Strategic RSUs:

•	the Company’s overall 2012 performance;
•	establishing and executing upon the Company’s long-term strategy;
•	effectiveness of the Company’s mergers and acquisitions strategy;
•	evolving the Company’s marketing and brand positioning to take advantage of a dynamic marketplace;
•	performance of the Company’s business units;
•	effectiveness of the Company’s organizational design and related change management; and
•	the Company’s global expansion.

Achievement of Award in Fiscal Year 2013. On February 5, 2013, the Board considered Mr. Herrick’s performance against the strategic objectives and awarded 100% of the Strategic RSUs to Mr. Herrick based on his achievements and overall performance against the strategic objectives.

2011 Performance-Based RSUs

Background of Award. As previously disclosed in our proxy statements for fiscal years 2011 and 2012, on March 4, 2011, the Committee approved equity awards to Messrs. Herrick, Tibbetts, Wexler, Register and Dr. Oversohl, including the grant of the performance-based RSUs (the “2011 Performance-Based RSUs”). Mr. LaSala was not an NEO in 2011 and, therefore, did not receive the 2011 Performance-Based RSUs. The 2011 Performance-Based RSUs were eligible to be earned in annual one-third increments based on the Company’s achievement of specified revenue growth and operating margin performance targets in each of fiscal years 2011, 2012 and 2013 (each, an “RSU Performance Year”), provided the recipient remains continuously employed by the Company through April 1, 2014.

Performance Measures. On March 22, 2013, pursuant to and in accordance with the award agreements for the 2011 Performance-Based RSUs, the Committee established the revenue growth and operating margin performance targets for the 2013 RSU Performance Year and the associated vesting eligibility for achievement against such targets. For the 2013 RSU Performance Year, the maximum performance targets were 16.9% revenue growth and 14.7% non-GAAP operating margin (NGOM). NGOM is defined as non-GAAP operating profit (defined in footnote 3 under “Annual Cash Incentive” on page 42) expressed as a percentage of service revenues, as reported in our publicly filed financial statements on Form 10-K filed with the SEC on March 18, 2014.

Achievement of Award in Fiscal Year 2013. The following table sets forth the threshold, target and maximum levels of each performance measure for the 2013 RSU Performance Year, as well as the Company’s actual achievement of each performance measure:

2013 RSU Performance Year Measure	Threshold (60% of eligible RSUs earned)	Target (80% of eligible RSUs earned)	Maximum (100% of eligible RSUs earned)	Actual Achievement of Performance Measure

2013 Revenue Growth	8.9%	12.9%	16.9%	12.9%

2013 NGOM	10.7%	12.7%	14.7%	13.3%

The following table sets forth the maximum number of 2011 Performance-Based RSUs eligible to be earned by Messrs. Herrick, Tibbetts, Wexler, Register and Dr. Oversohl for the 2013 RSU Performance Year, as well as the number of RSUs actually earned based on the Company’s 2013 Revenue Growth of 12.9% and 2013 Non-GAAP Operating Margin (NGOM) of 13.3%:

Name	Revenue Growth: Maximum RSUs	Revenue Growth: RSUs Earned	NGOM: Maximum RSUs	NGOM: RSUs Earned	Total RSUs Earned for the 2013 RSU Performance Year

Alan J. Herrick	22,333	17,820	22,334	19,247	37,067
Joseph S. Tibbetts, Jr.	5,167	4,123	5,167	4,452	8,575
Alan M. Wexler	5,833	4,654	5,834	5,027	9,681
Harry “Chip” Register	5,500	4,388	5,500	4,739	8,575
Christian Oversohl	5,167	4,123	5,167	4,452	9,127

Plan Structure for 2014 Long-Term Incentive Awards

As discussed above under “Say-on-Pay Results and Stockholder Outreach,” following the say-on-pay voting results at the 2013 Annual Meeting, the Committee undertook a comprehensive review of the Company’s Executive Program, which included detailed consideration and analysis of the current Executive Program, as well as discussions with several of our largest institutional stockholders and Mercer in both 2013 and early 2014. Following those discussions, in March 2014, the Committee determined that the 2014 long-term incentive awards for all of our NEOs should have a greater correlation to Sapient’s financial performance and, accordingly, granted to the NEOs “at risk” long-term incentive awards. For 2014, the Committee agreed that the structure of the long-term incentive awards granted to the Other NEO’s should mirror Mr. Herrick’s Modified 2013 CEO Award structure, creating alignment for all NEOs.

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

We do not offer any “tax gross-ups” for our executives, except in connection with Dr. Oversohl’s temporary relocation to Singapore. To the extent any of Dr. Oversohl’s non-deductible moving expenses increase his taxable income during his temporary relocation, we will pay an additional amount into Dr. Oversohl’s withholding to offset the increase. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2013 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

As part of his overall compensation, Dr. Oversohl receives certain benefits in connection with his temporary relocation, and the Company makes a premium contribution for his benefit in the amount of 20,000 Euros per year into a retirement support fund that is a legally independent fund and thus not subject to the control of Germany’s Insurance Supervisory Authority (BaFin) (the “Support Fund”). At the time this benefit for Dr. Oversohl was provided, we engaged two international benefits consulting firms: Sentinel Benefits Group, Inc. and Towers Perrin (together, the “International Consultants”). The International Consultants advised that German employers commonly make payments into retirement support funds for the benefit of their employees, particularly executives/managing directors. In light of these benefits norms in Germany, Dr. Oversohl’s senior executive position with Sapient, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to Sapient, the Committee deemed it appropriate to make payments into the Support Fund.

Additional Information

Employment and Change in Control Severance Agreements

We maintain employment agreements with our NEOs that contain severance arrangements and other terms of employment. Further, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees. Additionally, each of our NEOs and certain other senior executives entered into change in control severance agreements that provide for certain financial benefits following a change in control of the Company. We believe that these agreements are important for recruitment and retention of key executives. In the event of a change in control, uncertainty may arise among our NEOs as to their continued employment after or in connection with such event, which may result in the departure or distraction of our NEOs. The purpose of the change in control severance agreements is to retain our NEOs and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or connection with the change in control.

The employment agreements and change in control severance agreements for our NEOs are summarized beginning on page 60 of this Proxy Statement. Additionally, estimates of the termination or change in control amounts that would have been payable to the NEOs, if the change in control benefit or other severance provisions under their employment agreements and/or change in control severance agreements had triggered at year-end 2013, are summarized beginning on page 65 of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

In establishing total compensation for the NEOs, the Committee considers the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s stockholders. The 2011 Plan has been approved by stockholders and permits the grant of “performance-based” awards of both cash and equity that are intended to qualify for the tax benefits available under Section 162(m). To the extent practical, the Committee currently anticipates it will seek to preserve deductibility under Section 162(m). However, to maintain flexibility in compensation decisions, the Committee reserves the right to provide compensation that is not deductible if and to the extent it deems appropriate.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments require the Company to record stock-based compensation expense. The expense is equal to the fair value of the instruments being issued. For RSUs, the fair value per share is equal to the quoted market price of our common stock on the grant date. For stock options (if granted with time-based vesting), the fair value per share is estimated on the grant date using a Black-Scholes option pricing model. Regarding both RSUs and stock options, this expense is recognized over the requisite service or vesting period.

Executive Clawbacks

Under current SEC rules, Mr. Herrick’s and Mr. Tibbetts’ annual cash incentive payments and other performance-based compensation are subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement as a result of misconduct. The Committee has been and will continue to review periodically, particularly in light of evolving legislative and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, whether to adopt a broader clawback policy.

Stock Ownership Requirements

In 2013, the Committee adopted a stock ownership guideline for the CEO. Under the new stock ownership guideline, the CEO is required to own vested shares with a value equal to at least five times base salary. Mr. Herrick currently exceeds his stock ownership guideline.

Although we have not formally adopted stock ownership requirements for our executives other than the CEO, the Committee has reviewed each executive’s level of stock ownership and has determined that our executive stock ownership levels exceed typical stock ownership requirements for similar executives of other companies.

The Company’s Overall Compensation Approach and Risk Incentives

With respect to risk related to compensation matters, the Company’s management considers, in establishing and reviewing the Company’s executive and other employee compensation policies and practices (“Compensation Programs”), whether such programs encourage unnecessary or excessive risk taking. Management believes that the Compensation Programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company and its business. In making such determination, management considered both the design of our Compensation Programs, and the oversight that management and the Compensation Committee exercise concerning these programs.

Design of Compensation Programs

The Company compensates its executives principally in the form of base salaries, annual cash incentive payments and long-term incentive awards.

The Compensation Programs are designed to maintain individual compensation levels, either in the aggregate or with respect to any single compensation component, within market norms. Specifically, we position base salary compensation for our executives at or below the Median of our Executive Peer Group except as otherwise warranted due to the strategic importance of a role or individual performance, among other factors. Base salaries are fixed annually.

The Company’s annual cash incentive program does not encourage individuals to undertake excessive risks in an effort to achieve higher bonus compensation. Specifically:

•	All executive and non-executive employees’ target incentive amounts are determined by a fixed dollar amount or a percentage of an individual’s base salary;

•	Our executive and non-executive employee incentive payouts are based on achieving individual objectives in addition to Company and business unit financial performance; and

•	Employee bonuses are not guaranteed and any payouts are subject to available bonus pool funding. Depending on the Company’s financial performance, the bonus pool payable in a given year may yield a payment greater than 100% of the eligible participants’ aggregate bonus targets or considerably less. Accordingly, because the Company’s bonus funding parameters limit the size of employee bonuses, employees are not rewarded for taking, and therefore are not encouraged to take, excessive risks in an effort to achieve a larger bonus.

Regarding the Company’s equity incentive programs, all equity awards are subject to either timed-based and/or performance-based vesting, and typically vest annually over a four-year period. Consequently, because the vesting of these awards is fixed and non-discretionary, the awards promote an employee’s long-term commitment to the Company and are not predicated on or influenced by an individual’s excessive risk taking. Rather, the value of the award is tied to the Company’s stock price or its long-term performance.

Compensation Programs Oversight

The Compensation Programs are subject to the oversight of the Compensation Committee as well as an internal compensation committee consisting of members of management, including, among others, the CEO, CFO, and General Counsel (the “Management Committee”).

The Management Committee meets bi-monthly (or more frequently) to approve specific compensation packages for certain senior level new hires as well as to review the appropriateness of and recommend changes to the Compensation Programs.

Given the program oversight activities performed by the Management Committee and the Compensation Committee, the frequent dialogue that occurs between management and the Compensation Committee concerning the design and appropriateness of all components of employee compensation, the guidance of external compensation advisors to inform program design and validate the reasonableness of the Compensation Programs, and the design of our Compensation Programs generally, management, with the agreement of the Compensation Committee, believes that the Compensation Programs do not encourage or result in risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ashok Shah, Chair
James M. Benson
Robert L. Rosen
Eva M. Sage-Gavin

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table and footnote disclosure summarize compensation paid or awarded to each of our NEOs for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Alan J. Herrick	2013	$671,002	$5,731,223(5)	$750,546	$1,693	$7,154,464
Co-Chairman of the Board and Chief Executive Officer	2012 2011	648,753 605,000	4,624,998 2,408,481	730,813 701,362	1,604 1,604	6,006,168 3,716,447

Joseph S. Tibbetts, Jr.	2013	407,083	755,187	244,954	2,000	1,409,224
Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	2012	392,500	863,380	215,906	3,604	1,475,390
	2011	365,000	1,037,514	241,667	1,604	1,645,785

Alan M. Wexler	2013	432,921	1,307,467	314,513	4,741(6)	2,059,642
Executive Vice President and President — SapientNitro	2012 2011	401,252 368,750	1,066,532 629,080	264,943 292,668	1,604 1,604	1,734,331 1,292,102

Harry “Chip” Register	2013	362,504	1,121,322	297,380	1,806	1,783,012
Executive Vice President and Managing Director — Sapient Global Markets	2012	346,256	743,755	256,021	1,604	1,347,636
	2011	328,750	593,110	223,033	1,604	1,146,497

Joseph A. LaSala, Jr. (7)	2013	357,500	420,000	157,994	611	936,105
Senior Vice President, General Counsel and Secretary

Christian Oversohl (8)	2013	379,583	755,187	196,792	216,783(9)	1,548,345
Senior Vice President and Managing Director — SapientNitro Asia Pacific	2012	384,871	1,453,755	217,428	94,920	2,150,974
	2011	379,329	557,148	233,436	28,274	1,198,187

(1)	Changes to the annual base salaries for our NEOs became effective on August 1, 2013. The 2013 base salary amounts described in our CD&A are those approved by our Compensation Committee of the Board of Directors (the “Committee”) for 2013, whereas this column reflects what our NEOs were actually paid during the relevant year.

(2)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. For time-based RSUs, fair value is based on the closing price of our common stock on the grant date. For performance-based RSUs, fair value is based on the estimated probable outcome of the performance measures as of the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For additional information on the fair value of the Modified 2013 CEO Award, refer to footnote 5(b) below.

2011 Performance-Based RSUs. This column includes the grant date fair value, as calculated per above, of the 2011 Performance-Based RSUs. As further described in our CD&A under “2011 Performance-Based RSUs,” on March 4, 2011, the Committee approved equity awards, including the 2011 Performance-Based RSUs, to Messrs. Herrick, Tibbetts, Wexler, Register and Dr. Oversohl. Mr. LaSala was not an NEO in 2011 and, therefore, did not receive the 2011 Performance-Based RSUs. The award agreements for the 2011 Performance-Based RSUs provided for an award of a target number of RSUs eligible to be earned over the three-year period ended December 31, 2013 if a minimum performance target was met, with one-third of the amount allocated to each of the three consecutive single-year performance periods (each, an “RSU Performance Year”). If the minimum performance target was not met, no RSUs were earned. If at least the minimum performance target was attained, the award ranged from 60% to 100% of the number of shares eligible to be earned under the award.

The Committee established the performance targets for each annual tranche during the first quarter of each respective RSU Performance Year. Accordingly, the dates on which the respective performance targets were set served as a separate grant date for purposes of measuring the grant date fair value for each respective tranche. As a result, only the fair value of the RSUs eligible to be earned during (a) the 2011 RSU Performance Year are reflected for 2011, (b) the 2012 RSU Performance Year are reflected for 2012, and (c) the 2013 RSU Performance Year are reflected for 2013 in the 2013 Summary Compensation Table.

The following table provides the potential value of the 2011 Performance-Based RSUs at the threshold, target and maximum levels for each RSU Performance Year.

	2011 RSU Performance Year			2012 RSU Performance Year			2013 RSU Performance Year

	FASB ASC Topic 718 Grant Date: August 12, 2011			FASB ASC Topic 718 Grant Date: March 22, 2012			FASB ASC Topic 718 Grant Date: March 22, 2013

	Value at Threshold (60%)	Value at Target (80%)	Value at Maximum (100%)	Value at Threshold (60%)	Value at Target (80%)	Value at Maximum (100%)	Value at Threshold (60%)	Value at Target (80%)	Value at Maximum (100%)

Alan J. Herrick	$292,384	$389,845	$487,306	$323,478	$431,305	$539,131	$329,643	$439,523	$549,404
Joseph S. Tibbetts, Jr.	67,640	90,186	112,733	74,832	99,775	124,719	76,265	101,687	127,108
Alan M. Wexler	76,366	101,821	127,276	84,492	112,657	140,821	86,102	114,803	143,504
Harry “Chip” Register	72,006	96,008	120,010	79,662	106,216	132,770	81,180	108,240	135,300
Christian Oversohl	67,640	90,186	112,733	74,831	99,775	124,719	76,265	101,687	127,108

(3)	Represents awards made pursuant to our Global Plan and the actual cash incentive payments made to our NEOs in the year following the fiscal year to which the payment relates.

(4)	Other than for Mr. Wexler and Dr. Oversohl (see footnotes (6) and (9) below), this column only includes the value of the Company’s 401(k), life insurance, and long-term disability contributions for each executive, as applicable. The NEOs from time to time received certain immaterial personal benefits from the Company; however, the value of these perquisites for each executive did not exceed $10,000.

(5)	The amount in the Stock Awards column for Mr. Herrick represents the grant date fair value, as calculated per footnote (2) above, of the following stock awards:

Stock Award	Compensation Committee Approval Date	FASB ASC Topic 718 Grant Date	RSUs (#)	Grant Date Fair Value ($)	Additional Information

Strategic RSUs	March 26, 2010	February 5, 2013	50,000	$625,500	See (a) below
2011 Performance-Based RSUs	March 4, 2011	March 22, 2013	44,667	411,433	See footnote (2) above
Modified 2013 CEO Award	July 24, 2013	April 1, 2013	365,000	4,380,000	See (b) below
Ancillary 2013 CEO Award	July 24, 2013	August 1, 2013	27,084	314,290	See (c) below

Total:			486,751	$5,731,223

(a)	Represents the grant date fair value ($625,500) of the Strategic RSUs earned by Mr. Herrick in 2013 as a result of his achievement of strategic objectives.

As further described in our CD&A under “CEO 2010 Strategic RSUs,” on March 26, 2010, the Committee approved an equity award to Mr. Herrick, including the Strategic RSUs. On March 22, 2012, the Board established the strategic objectives upon which Mr. Herrick’s performance would be measured for purposes of vesting of the Strategic RSUs. On February 5, 2013, the Board awarded 100% of the Strategic RSUs to Mr. Herrick based on his performance against the strategic objectives. Although the Committee granted the Strategic RSUs to Mr. Herrick in 2010, we did not include the fair value of the Strategic RSUs in the 2013 Summary Compensation Tables for 2010, 2011 or 2012 because the aggregate compensation cost for the Strategic RSUs could not be calculated under FASB ASC Topic 718 until February 5, 2013. Each of the Proxy Statements relating to fiscal years 2010, 2011 and 2012 included disclosure concerning the Strategic RSUs in the CD&A and in the footnotes to the 2013 Summary Compensation Tables for such years.

(b)	Represents the incremental fair value ($0) of the Modified 2013 CEO Award, computed as of the modification date, as well as the grant date fair value ($4,380,000) of the Original 2013 CEO Award.

As further described in our CD&A under “Original 2013 CEO Award” and “Modified 2013 CEO Award,” on February 20, 2013, the Committee approved an equity award to Mr. Herrick of 365,000 time-based RSUs. The grant date fair value of the Original 2013 CEO Award, as calculated per footnote (2) above, was $4,380,000. Although the Committee later modified the Original 2013 CEO Award to reduce the number of time-based RSUs and to award, instead, “at risk” performance-based RSUs, FASB ASC Topic 718 provides that both the incremental fair value ($0) of the Modified 2013 CEO Award, computed as of the modification date, as well as the grant date fair value ($4,380,000) of the Original 2013 CEO Award, be reported in the 2013 Summary Compensation Table.

If the Modified 2013 CEO Award had been originally granted to Mr. Herrick as of April 1, 2013, the grant date fair value for such award would have been $3,907,532. As a result, the amount included in the Stock Awards column for Mr. Herrick in 2013 would have been $5,258,755 instead of $5,731,223, resulting in Total Compensation of $6,681,996 instead of $7,154,464 for Mr. Herrick in 2013. The threshold, target and maximum levels for these RSUs are disclosed in the table entitled “2013 Grants of Plan-Based Awards” on page 58 of this Proxy Statement.

(c)	Represents the grant date fair value ($314,290) of (i) 20,313 RSUs underlying the Ancillary 2013 CEO Award eligible to be earned during the three-year performance period ending December 31, 2015, and (ii) 6,771 RSUs underlying the Ancillary 2013 CEO Award eligible to be earned during the one-year performance period ending December 31, 2013.

As further described in our CD&A under “Ancillary 2013 CEO Award,” on July 24, 2013 and in connection with the modification to the Original 2013 CEO Award, the Committee approved an additional equity award to Mr. Herrick of 40,626 performance-based RSUs to balance the intended economic value of the Original 2013 CEO Award and the Modified 2013 CEO Award as of the date of the modification. Up to 20,313 RSUs will vest on April 1, 2016, subject to the Company achieving a revenue growth performance target for the three-year performance period ending December 31, 2015 (the “Revenue RSUs”); and up to 20,313 RSUs will vest on April 1, 2016, subject to the Company achieving a NGIO performance target in each of fiscal years 2013, 2014 and 2015 (the “NGIO RSUs”), with one-third of such RSU amount allocated to each of the three consecutive single-year performance periods. If the minimum performance targets are not met, no RSUs can be earned. If at least the minimum performance targets are attained, the award ranges from 40% to 100% of the number of shares eligible to be earned under the award.

On July 24, 2013, the Committee established the performance targets for (i) the Revenue RSUs and (ii) the NGIO RSUs eligible to be earned during the one-year performance period ending December 31, 2013 (the “2013 NGIO RSUs”), and the fair value of such RSUs are reflected for 2013 in the 2013 Summary Compensation Table. The Committee will establish the performance targets for the NGIO RSUs eligible to be earned during the one-year performance periods ending December 31, 2014, and December 31, 2015, respectively (collectively, the “Remaining NGIO RSUs”), in the first quarter of each such performance period. Accordingly, the dates on which the respective performance targets will be set will serve as a separate grant dates for purposes of measuring the grant date fair value for each respective tranche. As a result, the fair value of the Remaining NGIO RSUs cannot be measured and reported for 2013 in the 2013 Summary Compensation Table.

The following table provides the potential value of the Revenue RSUs and the 2013 NGIO RSUs at the threshold, target and maximum levels.

	Revenue RSUs			2013 NGIO RSUs

	FASB ASC Topic 718 Grant Date: August 1, 2013			FASB ASC Topic 718 Grant Date: August 1, 2013

	Value at Threshold (40%)	Value at Target (80%)	Value at Maximum (100%)	Value at Threshold (60%)	Value at Target (80%)	Value at Maximum (100%)

Alan J. Herrick	$113,425	$226,850	$283,569	$56,706	$75,607	$94,523

(6)	Amount includes an anniversary bonus in the amount of $3,000.

(7)	Compensation for Mr. LaSala is provided only for 2013 because he was not an NEO in 2012 or 2011.

(8)	Compensation for Dr. Oversohl, an employee based in Singapore, is paid in Singapore Dollars. In calculating the dollar equivalent for items that are not denominated in USD, the Company converts each payment into USD based on an average exchange rate during the relevant year.

(9)	In connection with his temporary assignment in Singapore, Dr. Oversohl received $190,508 in transportation, cost of living, and other miscellaneous allowances in consideration for his role. In 2013, the Company continued to contribute an annual premium in the amount of $26,275 into a Support Fund for Dr. Oversohl.

2013 Grants of Plan-Based Awards

The following table and footnote disclosure provide information regarding plan-based awards granted in 2013 to each of the NEOs.

Name	Grant Date (1)	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Securities Underlying Stock or Units (4) (#)	Grant Date Fair Value of Stock Awards (5) ($)

			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alan J. Herrick			$926,600	$2,000,000
	8/1/2013	7/24/2013			12,187	21,666	27,084		$314,290
	4/1/2013	7/24/2013			48,750	86,667	108,334	202,500	4,380,000
	3/22/2013	3/04/2011			26,799	35,733	44,667		411,433
	2/5/2013	3/26/2010						50,000	625,500
Joseph S. Tibbetts, Jr.			307,506
	4/1/2013	2/20/2013						55,000	660,000
	3/22/2013	3/4/2011			6,200	8,266	10,334		95,187
Alan M. Wexler			390,020
	4/1/2013	2/20/2013						100,000	1,200,000
	3/22/2013	3/4/2011			6,999	9,333	11,667		107,467
Harry “Chip” Register			350,425
	4/1/2013	2/20/2013						85,000	1,020,000
	3/22/2013	3/4/2011			6,600	8,800	11,000		101,322
Joseph A. LaSala, Jr.			198,340
	4/1/2013	2/20/2013						35,000	420,000
Christian Oversohl			297,609
	4/1/2013	2/20/2013						55,000	660,000
	3/22/2013	3/4/2011			6,200	8,266	10,334		95,187

(1)	Reflects the grant date determined for financial statement reporting purposes pursuant to FASB ASC Topic 718.

(2)	Amounts reflect annual cash incentive award targets representing 54% – 135% of the NEOs’ base salaries. Other than for Mr. Herrick, the Committee does not set threshold or maximum amounts for the annual cash incentive awards for the NEOs. The actual annual cash incentive amount earned by each NEO is reported under the “Non-Equity Incentive Plan Compensation” column in the 2013 Summary Compensation Table on page 55 of this Proxy Statement.

(3)	Represents the threshold, target and maximum number of performance-based RSUs the NEO may earn and that will become eligible for vesting subject to the Company achieving performance targets in the relevant performance periods. For a description of the performance-based RSUs granted in 2013, see the discussion in our CD&A beginning on page 31 and footnotes (2) and (5) to the 2013 Summary Compensation Table beginning on page 55 of this Proxy Statement.

(4)	Amounts reflect time-based RSUs granted to the NEOs in 2013 that vest in four equal annual installments on the anniversary of the grant date. Based on the vesting schedule, the RSUs will fully vest on April 1, 2017. Includes 50,000 RSUs awarded to Mr. Herrick on February 5, 2013 upon the Board’s assessment that Mr. Herrick had achieved certain strategic performance measures, as further described in our CD&A under “CEO 2010 Strategic RSUs.” The award vested in full on March 1, 2013.

(5)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. For time-based RSUs, fair value is based on the closing price of our common stock on the grant date. For performance-based RSUs, fair value is based on the estimated probable outcome of the performance measures as of the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table and footnote disclosure provide information regarding all outstanding equity awards held by each of the NEOs as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares of Units or Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)*

Alan J. Herrick	50,000		6.04	6/1/2014	51,563(2)	895,134
	15,000		7.92	12/17/2014	82,914(3)	1,439,387
					247,500(4)	4,296,600
					202,500(5)	3,515,400
					73,852(6)	1,282,071	46,063	(7)	799,654
							162,500	(8)	2,821,000
							40,626	(9)	705,267

Joseph S. Tibbetts, Jr.					18,047(2)	313,296
					39,806(3)	691,032
					45,000(4)	781,200
					55,000(5)	954,800
					17,083(6)	296,561	10,656	(7)	184,988

Alan M. Wexler					19,336(2)	335,673
					21,656(3)	375,948
					56,250(4)	976,500
					100,000(5)	1,736,000
					19,287(6)	334,822	12,031	(7)	208,858

Harry “Chip” Register					19,336(2)	335,673
					20,419(3)	354,474
					37,500(4)	651,000
					85,000(5)	1,475,600
					18,186(6)	315,709	11,344	(7)	196,932

Joseph A. LaSala, Jr.					16,892(10)	293,245
					22,500(4)	390,600
					35,000(5)	607,600

Christian Oversohl	42,500		6.04	6/1/2014	20,625(2)	358,050
					19,181(3)	332,982
					41,250(4)	716,100
					32,500(11)	564,200
					32,500(11)	564,200
					55,000(5)	954,800
					17,083(6)	296,561	10,656	(7)	184,988

*	Market value is determined by multiplying the number of units by $17.36, the Company’s closing stock price as quoted on NASDAQ on December 31, 2013.
(1)	Unless otherwise noted, the stock awards included in this column vest in four equal annual installments on the anniversary of the grant date.

(2)	Represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the dividend equivalent shares (“DE Shares”) earned on such awards.

(3)	Represents the unvested portion of time-based RSUs and DE Shares granted on April 1, 2011.

(4)	Represents the unvested portion of time-based RSUs granted on April 2, 2012.

(5)	Represents the unvested portion of time-based RSUs granted on April 1, 2013.

(6)	Represents performance-based RSUs and DE Shares granted to the NEO on April 1, 2011 that were earned by the NEO in 2011 and 2012 and that vest in full on April 1, 2014.

(7)	Represents the maximum number of unearned performance-based RSUs and DE Shares granted on April 1, 2011 that the NEO may earn and that will become eligible for vesting subject to the Company achieving specific performance targets in 2013.

(8)	Represents the maximum number of unearned performance-based RSUs granted on April 1, 2013 that the NEO may earn and that will become eligible for vesting subject to the Company achieving specific performance targets in the relevant performance periods.

(9)	Represents the maximum number of performance-based RSUs granted on August 1, 2013 that the NEO may earn and that will become eligible for vesting subject to the Company achieving specific performance targets in the relevant performance periods.

(10)	Represents the unvested portion of time-based RSUs granted on February 21, 2011.

(11)	Represents the unvested portion of two awards of 32,500 time-based RSUs granted on July 2, 2012 and July 8, 2012, respectively.

2013 Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the vesting of stock awards during fiscal 2013 by each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Alan J. Herrick	0	$0	294,506	$3,475,690
Joseph S. Tibbetts, Jr.	0	0	76,800	933,342
Alan M. Wexler	0	0	73,000	886,308
Harry “Chip” Register	0	0	66,150	803,994
Joseph A. LaSala, Jr.	0	0	15,690	182,383
Christian Oversohl	20,000	188,800	68,050	826,917

(1)	The value realized is based on the closing price of the Company’s common stock as quoted on NASDAQ on the day prior to the date of vesting.

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment and Change in Control Severance Agreements

Employment Agreements

We have entered into employment agreements with all of our NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

Alan J. Herrick. On July 18, 2007, the Company and Mr. Herrick entered into an employment agreement, as amended on August 6, 2009 (the “CEO Agreement”), under which Mr. Herrick serves as Sapient’s President and Chief Executive Officer. The CEO Agreement, which commenced retroactively on November 1, 2006, had an initial term of three years (the “Initial Term”) and automatically renews for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the CEO Agreement shall not be renewed.

Pursuant to the CEO Agreement, Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than For Cause (as defined in the CEO Agreement), because of a disability, or on account of his death; (ii) he terminates his employment with Good Reason (as defined in the CEO Agreement); or (iii) the Company elects not the renew his agreement at the end of any renewal term of the CEO Agreement. In each of these situations, Mr. Herrick is entitled to receive a lump-sum payment equal to 100% of his base salary and target annual cash incentive amounts in the year of termination, and acceleration of a pro rata portion of his unvested equity awards.

On April 13, 2010, Mr. Herrick entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CEO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Herrick would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Joseph S. Tibbetts, Jr. On October 16, 2006, the Company and Mr. Tibbetts entered into an employment agreement (the “CFO Agreement”) under which Mr. Tibbetts serves as Sapient’s Senior Vice President and Chief Financial Officer. If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the CFO Agreement), Mr. Tibbetts is entitled to receive a lump sum payment equal to 150% of his base salary and target annual cash incentive amount, a pro rata portion of his target annual cash incentive for the year in which termination occurs, and an 18-month continuation of certain benefits. The CFO Agreement was amended on each of December 22, 2008, and December 14, 2012, to remain in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

On April 13, 2010, Mr. Tibbetts entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CFO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Tibbetts would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Alan M. Wexler. On April 1, 2002, the Company entered into a letter agreement with Mr. Wexler pursuant to which Mr. Wexler is entitled to a lump sum payment equal to one year of base salary and target annual cash incentive amount if terminated by the Company for any reason, other than for unethical or illegal behavior. The letter agreement was amended on December 15, 2010, to remain in compliance with Section 409A. On April 13, 2010, Mr. Wexler entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements of his letter agreement only if his employment is terminated on or following a change in control, for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Wexler would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Harry “Chip” Register. On June 1, 2007, the Company and Mr. Register, currently Managing Director of the Company’s Global Markets Business Unit, entered into an agreement under which the parties agreed that Mr. Register would serve as Sapient’s Senior Vice President and Global Lead of Trading and Risk Management. The agreement has no term, and only included severance provisions for terminations occurring before June 18, 2011.

On April 13, 2010, Mr. Register entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in his employment agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Register would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Joseph A. LaSala, Jr. On February 17, 2011, the Company and Mr. LaSala entered into an agreement under which the parties agreed that Mr. LaSala would serve as Sapient’s Senior Vice President, General Counsel and Secretary. The agreement has no term and does not include severance provisions.

Also on February 17, 2011, Mr. LaSala entered into a change in control severance agreement with the Company. For a description of the potential payments and benefits Mr. LaSala would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Christian Oversohl. On August 27, 2010, Sapient GmbH, a wholly-owned subsidiary of the Company (“Sapient GmbH”), entered into an agreement with Dr. Oversohl (the “Managing Director Agreement”), under which it is agreed that Dr. Oversohl will serve as Managing Director of Sapient GmbH. The Managing Director Agreement is effective September 1, 2010 and has no term. The Company may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a 12 month notice period. Dr. Oversohl may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a six month notice period. Upon termination by the Company other than for good cause, Dr. Oversohl will receive a pro-rated annual cash incentive through the date of the notice and, on the effective date of termination, a final annual cash incentive equal to the prior calendar year’s target annual cash incentive amount. Under the Managing Director Agreement, the Company contributes a premium of 20,000 Euros per year into the Support Fund. In light of the benefit norms within Germany, Dr. Oversohl’s senior executive position within the Company, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to the Company, the Compensation Committee deemed it appropriate to make payments into the Support Fund.

If the Managing Director Agreement is terminated, Dr. Oversohl is restricted from (i) competing against the Company, (ii) soliciting Company clients, and (iii) soliciting Company employees, for the 12-month period following the termination (together, the immediately preceding restrictions constitute the “Post-Employment Covenant”). In return for abiding by the Post-Employment Covenant, Dr. Oversohl will receive monthly compensation during the 12-month period equal to 50% of the amount of his last monthly base salary and benefits in effect at the time of his termination. Other income earned by Dr. Oversohl during this period would be offset against the payment. The Company may waive the Post-Employment Covenant prior to termination of the Managing Director Agreement; its obligation to make the payments described in the immediately preceding sentence in the event of a termination of the Managing Director Agreement after the waiver has been declared will cease following the expiration of a six-month notice period.

On April 26, 2010, Dr. Oversohl entered into a change in control severance agreement with the Company. Any change in control severance payment owed to Dr. Oversohl will be reduced by any payments received by Dr. Oversohl pursuant to his Managing Director Agreement in connection with the Post-Employment Covenant if his employment is terminated on or following a change in control, for as long as the change in control severance agreement is in effect. For a description of the potential payments and benefits Dr. Oversohl would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

In July 2012, Dr. Oversohl relocated temporarily from Germany to Singapore for two years in connection with his new role as Managing Director of SapientNitro Asia Pacific (the “Assignment”). In connection with the Assignment, Sapient Consulting (Singapore) Private Limited, a wholly-owned subsidiary of the Company (“Sapient Singapore”), entered into a letter agreement with Dr. Oversohl on July 5, 2012, outlining the terms of his employment with Sapient Singapore and his relocation to Singapore (the “Letter Agreement”).

Pursuant to the Letter Agreement, Dr. Oversohl will receive an annual base salary of SGD 467,050 and will be eligible for an annual discretionary cash incentive with a target of SGD 371,245. The Letter Agreement also sets forth certain relocation benefits that were provided to Dr. Oversohl, including, among others, the following: housing, furniture and miscellaneous relocation allowances; cost of living allowance; car allowance; reimbursement of certain relocation expenses; continued contribution to the Support Fund; partial contribution toward Dr. Oversohl’s German health insurance premium; bi-annual return trips to and from Germany for Dr. Oversohl and his immediate family; education assistance for Dr. Oversohl’s children; and tax assistance.

Either party may terminate Dr. Oversohl’s employment by giving one month of prior written notice to the other party. Sapient Singapore also has the right to terminate Dr. Oversohl’s employment immediately under certain circumstances. The Letter Agreement also contains customary confidentiality and fair competition restrictions and is governed under the laws of Singapore.

Also in connection with the Assignment, Sapient GmbH and Dr. Oversohl entered into a supplemental agreement on July 5, 2012 (the “Supplemental Agreement”) to supplement the terms of the Managing Director Agreement. The Supplemental Agreement is effective as of July 9, 2012 and provides that the mutual main duties resulting from the Managing Director Agreement (e.g., Dr. Oversohl’s performance duty and Sapient GmbH’s duty of remuneration) will be dormant during the Assignment and further provides that the accessory duties set forth in the Managing Director Agreement (e.g., Dr. Oversohl’s confidentiality obligations and non-compete restrictions) will remain in force during the Assignment. The Supplemental Agreement, which is governed under the laws of Germany, also provides that Sapient GmbH will re-assign to Dr. Oversohl an employment position comparable to the position he held prior to the Assignment. Both the Supplemental Agreement and the Letter Agreement provide that, immediately upon the termination of Dr. Oversohl’s employment with Sapient Singapore, the Managing Director Agreement will exclusively govern the terms of Dr. Oversohl’s employment with Sapient GmbH.

Change in Control Severance Agreements

The Company has entered into Change in Control Severance Agreements (collectively, the “U.S. CIC Agreements”) with certain of its senior officers, including Messrs. Herrick, Tibbetts, Wexler, Register and LaSala (collectively, the “U.S. NEOs”). Additionally, the Company entered into a Change in Control Severance Agreement with Dr. Oversohl on April 26, 2010 (the “Oversohl CIC Agreement”) (together with the U.S. CIC Agreements, the “CIC Agreements”). The CIC Agreements are intended to provide for continuity of management during a change in control and align the interests of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. Each agreement provides for a “double trigger” such that an officer would only receive severance benefits in the event of certain terminations of the officer’s employment following or in connection with a change in control (as defined below) of Sapient. The severance benefits provided under the CIC Agreements supersede all change in control severance benefits provided to those officers in this group who had pre-existing agreements with Sapient, for as long as the CIC Agreements are in effect.

The initial term of each CIC Agreement expired on December 31, 2012, but is automatically extended each January 1, beginning on January 1, 2012, for additional one year periods, unless Sapient or the applicable officer gives notice, by September 30 of the prior year, not to extend the term. In the event of a change in control of Sapient, the term of each CIC Agreement will expire no earlier than 24 months following the change in control.

Under the CIC Agreements, each officer is entitled to certain severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient, other than (a) by Sapient for cause (as defined below), (b) by reason of the officer’s death or disability, (c) by the officer without good reason (as defined below), or (d) in the case of the Oversohl CIC Agreement, if Dr. Oversohl’s employment is for a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate his employment for cause had the fixed term not expired). These severance benefits consist of the following: (i) a multiple of the officer’s base salary and target annual cash incentive (one-and-one-half times for Messrs. Herrick, Wexler, Register, LaSala and Dr. Oversohl, and two times for Mr. Tibbetts);6 (ii) continued life, accident, and health insurance benefits, and, in Dr. Oversohl’s case, certain relocation-related benefits, for a specified period

6 Messrs. Herrick and Tibbetts’ change in control base salary and target annual cash incentive severance payment multiples are based on the change in control severance payment multiples to which they agreed in their current employment agreements with Sapient.

(18 months for Messrs. Herrick, Wexler, Register, LaSala and Dr. Oversohl, and 24 months for Mr. Tibbetts); (iii) any unpaid incentive compensation for a completed fiscal year (or other measuring period) that, as of the officer’s termination date, was contingent only on the officer’s continued employment; (iv) a pro-rata target incentive award for the officer’s performance in the year of termination; (v) outplacement services for 24 months; and (vi) with respect to Dr. Oversohl, if he would have become entitled to benefits under any post-retirement health care or life insurance plans had he been terminated during the 18 months following his termination, the cost of such health care or life insurance plans. In addition, all then-unvested Sapient equity awards held by the officer will immediately vest (with any stock options and stock appreciation rights so held by the officer generally remaining exercisable for a length of time following the officer’s termination of employment equal to the earlier of (x) the date the stock options or stock appreciation rights would otherwise expire (assuming no termination of employment occurred) or (y) the term of such officer’s benefits continuation period). If a U.S. NEO is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the officer’s payments will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to the officer.

Sapient has also agreed to pay all legal fees and expenses incurred by an officer in disputing in good faith any issue under a CIC Agreement relating to the termination of an officer’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by a CIC Agreement or, with respect to the U.S. NEOs, in connection with any tax audit or proceeding relating to Section 4999 of the Internal Revenue Code.

For purposes of the CIC Agreements, the following terms have the following meanings:

“Change in control” of Sapient is generally defined as occurring when (i) any person becomes the beneficial owner of securities of Sapient representing 40% or more of the combined voting power of Sapient’s then outstanding securities, (ii) individuals constituting the Board of Directors of Sapient on the date the CIC Agreement was signed (or whose appointment, election or nomination for election was approved or recommended by at least two-thirds (2/3) of the then-existing board of directors, excluding any director whose initial assumption of office is in connection with an actual or threatened election contest) cease to constitute a majority of the board of directors, (iii) a merger of Sapient or sale of all or substantially all of its assets is consummated, other than a merger or sale following which the Board members immediately prior to such merger constitute at least a majority of the Board, or (iv) the stockholders of Sapient approve a plan of complete liquidation or dissolution of Sapient.

“Cause” is generally defined as the (i) willful and continued failure by the executive to substantially perform the executive’s duties with the Company, which has not been cured within 30 days of receipt of a written demand from Sapient’s Board of Directors, or (ii) willful engaging by the executive in conduct that is demonstrably and materially injurious to Sapient, monetarily or otherwise.

“Good reason” is generally defined as the occurrence of any of the following events after a change in control of Sapient: (i) the assignment of duties materially inconsistent with the officer’s status as an officer or a substantial adverse alteration in title or in the nature or status of responsibilities (including, with respect to Messrs. Herrick and Tibbetts, no longer being the chief executive officer or chief financial officer, respectively, of a publicly traded company), (ii) a material reduction in annual base salary, (iii) certain relocations of the officer’s place of employment, (iv) the failure to pay any portion of the officer’s compensation when due, (v) the failure to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control which is material to the officer’s total compensation, or (vi) the failure to provide benefits substantially similar to those enjoyed by the officer immediately prior to the change in control. The officer must provide Sapient with a notice of resignation within 90 days following the event constituting good reason and must provide Sapient with at least 30 days to cure the event constituting good reason.

Potential Payments upon Termination or Change in Control

As described under “Employment and Change in Control Severance Agreements,” above, the Company is required to make certain payments to the NEOs upon termination of their employment. The following information summarizes those payments that would have been payable to Messrs. Herrick, Tibbetts, Wexler, Register, LaSala and Dr. Oversohl if the change in control benefits or other severance provisions under their employment agreements and CIC Agreements had been triggered on December 31, 2013. Messrs. Register and LaSala are not entitled to receive severance benefits for termination events other than in connection with a change in control.

Potential Payments upon Termination (no Change in Control)

Alan J. Herrick.  If Mr. Herrick had been terminated by the Company other than for cause, by nonrenewal of his CEO Agreement, as a result of death, disability, or by him with good reason on December 31, 2013, then he would have been entitled to the following payments:

Cash Severance
Base Salary	Annual Cash Incentive	Value of Accelerated Unvested Equity (1)	Total
$686,400	$926,600	$8,312,176	$9,925,176

(1)	Represents the value of accelerated equity, based on a stock price of $17.36, the closing price of Sapient stock on December 31, 2013.

Joseph S. Tibbetts, Jr.  If Mr. Tibbetts had been terminated by the Company other than for cause or by him with good reason on December 31, 2013, then he would have been entitled to the following payments:

Cash Severance
Base Salary	Annual Cash Incentive	Prorated Annual Cash Incentive (1)	Benefits Continuation	Total
$625,500	$461,259	$307,506	$17,475	$1,411,740

(1)	Assumes that all annual cash incentive amounts provided under the Global Plan were earned in full in 2013.

Alan M. Wexler.  If Mr. Wexler had been terminated without cause on December 31, 2013, the Company would have been required to pay him a lump sum payment of $855,020 within five days of the date of termination, which payment represents the sum of his 2013 base salary (as of December 31, 2013) and his 2013 target annual cash incentive payment.

Christian Oversohl.  If Dr. Oversohl had been terminated without cause on December 31, 2013, the Company would have been required to pay him during the 12-month notice period required under the Managing Director Agreement $388,294, which represents his 2013 base salary (as of December 31, 2013). Additionally, if the Company wished to enforce Dr. Oversohl’s Post-Employment Covenant, Dr. Oversohl would be entitled to a monthly payment of $34,2067 for the 12-month period following his termination. Other income earned by Dr. Oversohl during this period would be offset against the payment. The Company has the option to waive the Post-Employment Covenant prior to termination of the Managing Director Agreement, and cease making these payments following the expiration of a six month notice period. Dr. Oversohl’s employment agreement does not contain any change in control provisions. As Dr. Oversohl is compensated in SGD, for purposes of this example his compensation was converted from SGD to USD using an average of the 2013 SGD to USD exchange rate of $0.7994.

7 Represents 50% of Dr. Oversohl’s total monthly base salary and benefits compensation in effect at the time of his termination. The annual cash incentive earned during the three years preceding his termination is taken as a reference in calculation of the annual cash incentive amount due.

Potential Payments upon a Change in Control (Termination)

Each NEO is entitled to the following severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient8, other than (a) by Sapient for cause, (b) by reason of the officer’s death or disability, (c) by the officer without good reason:

	Cash Severance			Value of
Name	Base Salary (1)	Annual Cash Incentive (1)	Prorated Annual Cash Incentive (2)	Accelerated Unvested Equity (3)	Benefits Continuation		Total
Alan J. Herrick	$1,029,600	$1,389,900	$926,600	$15,754,512	$17,475		$19,118,087
Joseph S. Tibbetts, Jr.	834,000	615,012	307,506	3,221,877	23,300		5,001,695
Alan M. Wexler	697,500	585,030	390,020	3,967,802	17,475		5,657,827
Harry “Chip” Register	570,000	525,638	350,425	3,329,388	17,475		4,792,926
Joseph A. LaSala, Jr.	552,000	297,510	198,340	1,291,445	17,475		2,356,770
Christian Oversohl (4)	582,441	444,438	296,292	3,971,881	325,169	(5)	5,620,221(6)
(1)	The multiple used for purposes of these calculations is 1.5 for Messrs. Herrick, Wexler, Register, LaSala and Dr. Oversohl, and 2.0 for Mr. Tibbetts.
(2)	Assumes that all annual cash incentive amounts provided under the Global Plan were earned in full in 2013.
(3)	Represents the value of accelerated equity, based on a stock price of $17.36, the closing price of Sapient stock on December 31, 2013. Upon termination, outstanding stock options shall remain exercisable (but in no event beyond the date such stock option or stock appreciation right would have expired had the NEO remained employed with the Company). Includes performance-based RSUs and DE Shares earned by the NEOs for 2010 through 2012, as applicable, but unvested as of December 31, 2013. Also includes performance-based RSUs and DE Shares the NEOs may earn and that will become eligible for vesting subject to the Company achieving specific revenue growth and operating margin performance measures in 2013, 2014, and 2015. See footnote (3) to the table entitled “2013 Grants of Plan-Based Awards” on page 58 of this Proxy Statement for a more detailed description of these awards.
(4)	As Dr. Oversohl is compensated in SGD as of December 31, 2013, for purposes of this table his compensation was converted from SGD to USD using an average of the 2013 SGD to USD exchange rate of $0.7994.
(5)	Includes contributions by the Company into a Support Fund for Dr. Oversohl, and transportation, cost of living, and other miscellaneous allowances in consideration for Dr. Oversohl’s temporary assignment in Singapore.
(6)	Any payments made to Dr. Oversohl by Sapient GmbH during the 12-month notice period required under his Managing Director Agreement for a termination other than for good cause shall be offset against the total payment due in the event of a change in control. If the Company wishes to enforce Dr. Oversohl’s Post-Employment Covenant, the total payment due in the event of a change in control would be further reduced by the payment due pursuant to the Post-Employment Covenant.

In addition to the above-listed benefits, each NEO will receive outplacement services for a period of 24 months following termination as a result of a change in control.

8 Does not apply to Dr. Oversohl if his employment term will be changed into a fixed term that expires following a change in control, and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired).

OTHER INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

Our stockholders may submit a proposal to be considered for a vote at our 2015 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

To submit a proposal under Rule 14a-8 for inclusion in our 2015 proxy statement and consideration at our 2015 Annual Meeting, you must deliver a proposal made pursuant to Rule 14a-8 to our Secretary at the Company’s headquarters no later than December 26, 2014. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8.

In addition, a stockholder may bring business before the annual meeting or may submit nominations for directors, if the stockholder complies with the requirements set forth in Article 1, Sections 1.10 (Nomination of Directors) or 1.11 (Notice of Business at Annual Meeting), as applicable, of our Bylaws. Any such request must be made, in writing, to our Secretary no earlier than February 27, 2015 and no later than March 29, 2015. If we give notice of the date of an annual meeting less than 70 days before the meeting, your request must be received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made, whichever occurs first. A request that does not comply with our Bylaws will not be considered at the annual meeting.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, as they deem in the best interests of the Company and its stockholders.

Cost of Solicitation

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

SAPIENT CORPORATION
131 DARTMOUTH STREET
BOSTON, MA 02116
ATTN: LEGAL DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. (EDT) on May 27, 2014. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic vote instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs associated with mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. (EDT) on May 27, 2014. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
01 James M. Benson		☐	☐	☐
02 Jerry A. Greenberg		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
03 Alan J. Herrick		☐	☐	☐	2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
04 Silvia Lagnado		☐	☐	☐
05 J. Stuart Moore		☐	☐	☐
06 Robert L. Rosen		☐	☐	☐	3.	Advisory vote to approve executive compensation.	☐	☐	☐
07 Eva M. Sage-Gavin		☐	☐	☐
08 Ashok Shah		☐	☐	☐	NOTE: The Proxies will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.
09 Vijay Singal		☐	☐	☐
10 Curtis R. Welling		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

SAPIENT CORPORATION 131 Dartmouth Street Boston, MA 02116 www.sapient.com
YOUR VOTE IS IMPORTANT TO US! When you vote, help reduce the environmental impact and cost associated with the mailing of proxy materials by choosing to receive electronic delivery of future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2013 Annual Report on Form 10-K, 2014 Proxy Statement is/are available at www.proxyvote.com.

SAPIENT CORPORATION
Annual Meeting of Stockholders
May 28, 2014
This proxy is solicited on behalf of the Board of Directors

Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick, Joseph S. Tibbetts, Jr., and Joseph A. LaSala, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 28, 2014, at 9:00 a.m. (EDT) at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD AND “FOR” PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE AND WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side